Exhibit 10.1

Patton Boggs LLP

Execution Version

CREDIT AGREEMENT

among

GREEN PLAINS GRAIN COMPANY LLC,

GREEN PLAINS GRAIN COMPANY TN LLC,

and

GREEN PLAINS ESSEX INC.

as Borrower,

the several Lenders

from time to time parties hereto,

BNP PARIBAS SECURITIES CORP.,

as Lead Arranger and Sole Bookrunner,

RABO AGRIFINANCE, INC.

as Syndication Agent,

ABN AMRO CAPITAL USA LLC,

as Documentation Agent,

and

BNP PARIBAS,

as Administrative Agent, Collateral Agent,

Issuing Lender and Swing Line Lender

Dated as of October 28, 2011

i

5.5	No Legal Bar; No Burdensome Restrictions	59
5.6	No Litigation	60
5.7	No Default	60
5.8	Ownership of Property; Liens	60
5.9	Intellectual Property	60
5.10	Taxes	60
5.11	Federal Regulations	60
5.12	Investment Company Act; Other Regulations	61
5.13	Subsidiaries	61
5.14	Security Documents	61
5.15	Accuracy and Completeness of Information	61
5.16	Labor Relations; ERISA	62
5.17	Insurance	62
5.18	Solvency	62
5.19	Purpose of Extensions of Credit	63
5.20	Environmental Matters	63
5.21	Risk Management Policies	64
5.22	No Burdensome Restrictions	64
5.23	No Other Venture	64
5.24	No Other Names	64

SECTION 6. CONDITIONS PRECEDENT		64
6.1	Conditions to Effectiveness	64
6.2	Conditions to Each Credit Extension	67
6.3	Lenders Consent and Approval	68

SECTION 7. AFFIRMATIVE COVENANTS		68
7.1	Financial Statements	68
7.2	Certificates and Reports; Other Information	69
7.3	Use of Extensions of Credit	69
7.4	Payment of Obligations	69
7.5	Conduct of Business and Maintenance of Existence	70
7.6	Maintenance of Property; Insurance	70
7.7	Inspection of Property; Books and Records; Discussions	70
7.8	Notices	70
7.9	Environmental Laws	71
7.10	Periodic Audit of Borrowing Base Assets, etc.	71
7.11	Collections of Accounts Receivable	72
7.12	Risk Management Policies	72
7.13	[Reserved.]	72
7.14	Lines of Business	72
7.15	Warehouseman Agreements	72
7.16	Interest Rate Protection	72
7.17	Further Assurances	73

SECTION 8. NEGATIVE COVENANTS		73
8.1	Limitation on Indebtedness	73
8.2	Limitation on Liens	74
8.3	Limitation on Guaranty Obligations	75
8.4	Limitation on Fundamental Changes	75
8.5	Limitation on Sale of Assets	75

8.6	Limitation on Restricted Payments	76
8.7	Limitation on Investments, Loans, and Advances	76
8.8	Limitation on Optional Payments and Modifications of Debt Instruments	77
8.9	Limitation on Transactions with Affiliates and Subsidiaries	77
8.10	Limitation on Sales and Leasebacks	77
8.11	Accounting Changes	77
8.12	Limitation on Lines of Business	77
8.13	Governing Documents	77
8.14	Take or Pay Contracts	77
8.15	Limitation on Dividend Clause and Negative Pledge Clauses	78
8.16	Risk Management Policies	78
8.17	Financial Covenants	78
8.18	Bank Accounts and Futures Accounts	78
8.19	Maximum Capital Expenditures	79
8.20	Future Subsidiaries	79
8.21	Repurchase Agreements	79

SECTION 9. EVENTS OF DEFAULT		79
9.1	Events of Default	79
9.2	Cash Collateralization of Credit	82
9.3	Application of Payments	82

SECTION 10. THE AGENTS		83
10.1	Appointment	83
10.2	Delegation of Duties	83
10.3	Exculpatory Provisions	83
10.4	Reliance by Administrative Agent	83
10.5	Notice of Default	84
10.6	Non-Reliance on Administrative Agent and Other Lenders	84
10.7	Indemnification	85
10.8	Administrative Agent in Its Individual Capacity	85
10.9	Successor Agent	85
10.10	Collateral Matters	86
10.11	Other Agents; Arrangers and Managers	86
10.12	Intercreditor Agreement	86

SECTION 11. MISCELLANEOUS		87
11.1	Amendments and Waivers	87
11.2	Notices	89
11.3	No Waiver; Cumulative Remedies	90
11.4	Survival of Representations and Warranties	90
11.5	Payment of Expenses and Taxes	90
11.6	Successors and Assigns; Participations and Assignments	91
11.7	Adjustments; Set-off	94
11.8	Counterparts	94
11.9	Severability	95
11.10	Integration	95
11.11	GOVERNING LAW	95
11.12	Service of Process; Submission to Jurisdiction; Waivers	95
11.13	Acknowledgements	96
11.14	WAIVER OF JURY TRIAL	96

11.15	Patriot Act/OFAC	96
11.16	Confidentiality	97
11.17	Joint and Several Liability of Borrowers	98

SCHEDULES

Schedule 1.0A	Bank Blocked Accounts and Account Control Agreements
Schedule 1.0B	Lenders, Commitments, and Applicable Lending Offices
Schedule 1.0C	Approved Storage Locations
Schedule 1.0D	Security Documents
Schedule 1.0E	Approved Commodity Contract Counterparties
Schedule 1.0F	Approved Repurchase Contract Counterparties
Schedule 1.0G	Approved Suppliers
Schedule 1.0H	Counterparty Limits
Schedule 2.2	Wire Instructions for Loans
Schedule 3.13	Existing Letters of Credit
Schedule 5.1	Liabilities, Dispositions/Purchases
Schedule 5.2	No Change
Schedule 5.6	Material Litigation
Schedule 5.8	Owned and Leased Real Property
Schedule 5.13	Subsidiaries
Schedule 5.14	Filing Jurisdictions
Schedule 5.15	Information
Schedule 5.20	Environmental Matters
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Guaranty Obligations
Schedule 8.7	Existing Investments
Schedule 8.10	Sales and Leasebacks
Schedule 8.15	Negative Pledge Clauses
Schedule 8.18	Commodities Accounts

EXHIBITS

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Position Report
Exhibit D	Form of Subsidiary Guaranty
Exhibit E	Form of Increase and New Lender Agreement
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Revolving Loan Note

ANNEXES

Annex I	Form of Notice of Borrowing
Annex II	Form of Notice of Continuation/Conversion
Annex III	Form of Credit Request for Issuance of Credit
Annex IV	Form of Credit Request for Amendment to Credit

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October 28, 2011, by and among GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company, GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company, GREEN PLAINS ESSEX INC., an Iowa corporation (collectively, jointly and severally, the “Borrower”), the lenders from time to time party to this Agreement (the “Lenders”), BNP PARIBAS SECURITIES CORP., as Lead Arranger (in such capacity, the “Lead Arranger”) and Sole Bookrunner (in such capacity, the “Sole Bookrunner”), RABO AGRIFINANCE, INC., as syndication agent (in such capacity, the “Syndication Agent”), ABN AMRO CAPITAL USA LLC, as documentation agent (in such capacity, the “Documentation Agent”), and BNP PARIBAS, as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”), collateral agent (together with any successor appointed pursuant to Section 10.9, in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below) and under the Loan Documents (as defined below) and for the Swap Parties (as defined below), the Swing Line Lender (as defined below), and an Issuing Lender (as defined below).

RECITALS

WHEREAS, the Borrower, the Administrative Agent, the Lenders, and the other parties hereto from time to time desire to enter into this Agreement with a Total Commitment in the amount of $195,000,000 as of the Closing Date; and

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Account”: as defined in the Uniform Commercial Code of the State of New York as in effect from time to time.

“Account Control Agreement”: each agreement among the Collateral Agent, the Borrower, and a securities intermediary, commodity intermediary or bank, as applicable, required pursuant to the Security Agreement and listed on Schedule 1.0A hereto.

“Account Debtor”: a Person who is obligated to the Borrower under an Account Receivable of the Borrower.

“Account Receivable”: an Account or Payment Intangible of the Borrower.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote more than (i) with respect to BioProcess Algae LLC, a Delaware limited liability company, NTR, a public limited company organized under the laws of Ireland, or Wilon Holdings, a company organized under the laws of Panama, 35% or (ii) with respect to any other Person, 10%, of the securities or other equity interests having ordinary voting power for the election of directors (or managers) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”: the Administrative Agent or the Collateral Agent, as applicable.

“Agent Fee Letter”: the fee letter dated August 19, 2011 among the Administrative Agent, the Lead Arranger, and the Borrower in connection with the fees to be paid to the Administrative Agent and the Lead Arranger, for their own accounts.

“Agent-Related Person”: as defined in Section 10.3.

“Aggregate Outstanding Extensions of Credit”: at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans then outstanding and (b) the amount of all LC Obligations then outstanding.

“Agreement”: means this Credit Agreement, as it may be amended, supplemented, or otherwise modified from time to time.

“Annual Operating Plan”: operating statements for the Borrower conforming to the Administrative Agent’s reporting requirements and containing a monthly balance sheet and income statement for such year on a combined basis and otherwise in accordance with GAAP.

“Applicable Commitment Fee Rate”: a rate equal to 0.375% per annum.

“Applicable LC Fee Rate”: on any date with respect to any Standby Letter of Credit, a rate equal to 3.00% per annum, and with respect to any Documentary Letter of Credit, 0.25% per quarter or part thereof.

“Applicable Lending Office”: for each Lender and for each Type of Loan and/or participation in any Reimbursement Obligation, the lending office of such Lender designated for such Type of Loan and/or participation in any Reimbursement Obligation on Schedule 1.0B hereto (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any date with respect to each Type of Loan, the applicable rate per annum set forth below:

Type	Revolving Loan Margin
Base Rate Loans	2.00%
LIBO Rate Loans	3.00%

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue or provide a Credit.

“Approved Commodity Contract Counterparty”: any counterparty set forth on Schedule 1.0E that is party to a Commodity Contract and with respect to Commodity Contracts with a value (a) greater than $1,000,000, but less than $7,000,000, otherwise acceptable to the Administrative Agent, and (b) greater than or equal to $7,000,000, but less than or equal to $15,000,000, otherwise acceptable to the Required Lenders.

“Approved Repurchase Contract Counterparty”: any counterparty set forth on Schedule I.0F that is party to a Commodity Contract for the repurchase of Grain Inventory and with respect to such Commodity Contracts.

“Approved Storage Location”: means, any third party owned or operated warehouse, storage facility, or loading facility in which the Borrower stores its Grain Inventory and Non-Grain Inventory, provided, that such warehouse, storage facility, or loading facility has been approved by the Administrative Agent and is subject to a Perfected Lien. As of the Closing Date, the Approved Storage Locations are those set forth on Schedule 1.0C. From time to time the Administrative Agent may approve additional Approved Storage Locations.

“Approved Suppliers”: any supplier of Grain Inventory or Non-Grain Inventory approved by the Administrative Agent. As of the Closing Date, the Approved Suppliers are those set forth on Schedule 1.0G. From time to time the Administrative Agent may approve additional Approved Suppliers.

“Assignee”: as defined in Section 11.6(c).

“Assignment and Acceptance”: as defined in Section 11.6(c)

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. §3723 et seq.), and any similar state or local laws, as the same now exist or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations or interpretations related thereto.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment at such time over (b) such Lender’s Commitment Percentage of the Aggregate Outstanding Extensions of Credit at such time.

“Bank Blocked Accounts”: means the deposit accounts listed on Schedule 1.0A maintained (a) with the Administrative Agent or (b) at any other bank or financial institution acceptable the Administrative Agent, in its sole discretion, in each case, which are at all times subject to Perfected Lien.

“Base Rate”: for any day, a variable rate of interest per annum equal to the highest of (a) the rate of interest from time to time established by Administrative Agent as its “prime rate” or “base rate” at its principal office in New York City, (b) the Federal Funds Effective Rate plus one-half of one percent (.50%), and (c) the LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed LIBO Rate Loan with an Interest Period of one month plus one percent (1.0%) per annum. Such prime rate is merely a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent or any Lender.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the U.S. Board of Governors of the Federal Reserve System (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Base”: at any time, the sum of:

(i) 100% of Eligible Cash Collateral, less unpaid checks, overdrafts, or other unpaid amounts related thereto for which any Person has a prior unpaid claim; plus

(ii) 100% of Eligible Net Liquidation Value in Lender Brokerage Accounts; plus

(iii) 90% of Eligible Net Liquidation Value in Third Party Brokerage Accounts; plus

(iv) 85% of Eligible Accounts Receivable; plus

(v) 90% Eligible Accounts Receivable that are backed by a letter of credit in a form and from an issuing bank, in each case, as approved by the Administrative Agent in its Permitted Discretion; plus

(vi) 90% of Eligible Grain Inventory evidenced by warehouse receipts in form and substance acceptable to the Administrative Agent, in its sole discretion; plus

(vii) 85% of Eligible Grain Inventory not evidenced by warehouse receipts; plus

(viii) 75% of Eligible Non-Grain Inventory, subject to permitted product approval by the Administrative Agent; plus

(ix) 75% of Eligible Prepayments to Suppliers; plus

(x) 85% of Eligible Grain Inventory In Transit; plus

(xi) 75% of Eligible Net Unrealized Gain on Forward Contracts; minus

(xii) 100% of all payables related to Grain Inventory which are subject to any statutory liens; minus

(xiii) 100% of all prepayments from Borrower’s customers; minus

(xiv) 100% of the amount of any Obligations owed to a Swap Party under a Swap Contract with a Borrower which Obligations are secured pursuant to the Security Agreement.

The value of the Borrowing Base at any time shall be the value of such Borrowing Base as of the date of the most recently delivered Borrowing Base Report, provided, that for purposes of Section 6.2(e), the value as of the date of the requested Extension of Credit shall be used. In no event shall (a) any amounts described in categories (i) through (xi) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition, (b) any Commodity Contracts be included in any category in the Borrowing Base other than Eligible Net Unrealized Gain on Forward Contracts, (c) the aggregate amount of Eligible Net Unrealized Gain on Forward Contracts, after giving effect to the applicable advance rate, exceed an amount equal to thirty percent (30%) of the Borrowing Base at such time, (d) the aggregate amount of Eligible Grain Inventory In Transit, after giving effect to the applicable advance rate, exceed an amount equal to ten percent (10%) of the Borrowing Base at such time, (e) the aggregate amount of Eligible Accounts Receivable and Eligible Net Unrealized Gain on

Forward Contracts in categories (iv), (v) and (xi), after giving effect to the advance rate, exceed $10,000,000 for all Affiliate counterparty exposure, and (f) the aggregate amount with respect to any counterparty included in category (iv), category (v), and category (ix) of the Borrowing Base exceed the applicable Counterparty Limit.

Without duplication of any adjustment already made in calculating the Borrowing Base:

(A) any category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;

(B) without duplication, the calculation of the value of the assets that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim or obligations of the Borrower with such counterparty including, without limitation, amounts payable and unrealized marked-to-market forward loss owing by the Borrower to such counterparty (for purposes of this clause (B), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty to the extent that such Subsidiaries and Affiliates are party to a Netting Agreement with the Borrower); and

(C) if any of the information specified in the definition of “Borrowing Base Report” in this Section 1.1 is not delivered to the Administrative Agent when due in accordance with the terms hereof and such failure shall remain unremedied for a period of five (5) Business Days, the property of the Borrower related to such undelivered information shall be excluded from the calculation of the Borrowing Base until the date on which the Administrative Agent has received a Borrowing Base Report containing the undelivered information, but the provisions of this clause (C) shall not constitute a waiver of any Default of Event of Default hereunder.

“Borrowing Base Report”: a report certified by a Responsible Officer, substantially in the form of Exhibit A, with appropriate insertions and schedules, showing the Borrowing Base as of the date set forth therein. Such report shall show the basis on which it was calculated, together with the following supporting information:

(a) for Eligible Cash Collateral, Eligible Net Liquidation Value in Brokerage Accounts, and Eligible Net Liquidation Value in Third Party Brokerage Accounts copies of summary account statements for each bank or broker where such assets are held, as of the applicable reporting date, and cash reconciliations;

(b) a schedule of Eligible Accounts Receivable, which shall include an aging, and a report showing the contra account balances of each Account Debtor;

(c) for Eligible Grain Inventory and Eligible Non-Grain Inventory, a schedule of (A) warehouse receipts, (B) Inventory locations, (C) market value and Inventory quantities by location and type of product, and (D) what Inventory is in transit;

(d) for Eligible Prepayments to Suppliers, a schedule of each supplier and the terms of each Commodity Contract related thereto;

(e) a schedule of payables related to Grain Inventory which are subject to any statutory liens;

(f) a summary report showing the total amount outstanding under each Type of Extension of Credit; and

(g) for Eligible Net Unrealized Gain on Forward Contracts, a calculation on a counterparty by counterparty basis.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 as a date on which a Revolving Loan requested by the Borrower is to be made.

“Business”: as defined in Section 5.20.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close and, in connection with making or Continuing Loans as, or Converting Loans into, LIBO Rate Loans, making any payment of principal of or interest on LIBO Rate Loans, or the Borrower giving any notice (or the number of days to elapse after any such notice) in connection with LIBO Rate Loans, any day on which dealings in United States Dollars are carried on in the London interbank Eurodollar market.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure including, without limitation, the aggregate amount of new obligations incurred during such period under Financing Leases.

“Capital Securities”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: cash in United States Dollars that has been transferred to a Bank Blocked Account to secure repayment of the Obligations.

“Cash Collateral Agreements”: Cash Collateral Agreements to be executed and delivered by the Borrower, in form and substance acceptable to the Administrative Agent, as the same may be amended, supplemented, or otherwise modified from time to time.

“Cash Collateralize”: to pledge and deposit with or deliver to the Collateral Agent or to a Bank Blocked Account, Cash Collateral as collateral for the Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent.

“Cash Equivalents”: (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the U.S. government or by an instrumentality or agency of the U.S. government having the same credit rating as the U.S. government, (b) certificates of deposit with maturities of ninety (90) days or less from the date of acquisition and overnight deposits of any Lender or of any commercial bank rated at least A-1 or the equivalent thereof by S&P, P-1 or the equivalent thereof by Moody’s or F-1 or the equivalent thereof by Fitch with capital and surplus of not less than $1,000,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a U.S. domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the U.S., by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control”: the occurrence of any of the following events:

(a) Parent shall cease to own (directly or indirectly) and control, beneficially and of record, collectively, at least fifty-one percent (51%) of all outstanding Capital Securities of the Borrower, free and clear of all Liens; or

(b) or Parent shall cease to have the right to appoint or elect a majority of the Board of Directors (or Managers) of Borrower.

“Close-Out Amount”: means as of any date of calculation thereof, the net amount, if any, that would be due from the Borrower upon the designation of an “Early Termination Date” or a “Termination Event” with respect to all Swap Contracts with a particular Swap Party under (and as such terms in quotes are defined in) the applicable ISDA Master Agreement or the designation of any date or event equivalent to an Early Termination Date or a Termination Event under other Swap Contracts (e.g., long-form confirmations), net of (a) the face amount of letters of credit naming such Swap Party as beneficiary supporting payment obligations under Swap Contracts with such Swap Party and (b) the value of collateral subject to the first priority perfected Lien of the Swap Party and which is not collateral in which the Collateral Agent has a prior or equal perfected Lien under the Security Documents or any other Loan Document.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived, in accordance with the terms hereof.

“Code”: the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral”: all:

(a) cash and Cash Equivalents,

(b) all farm products of every type, now owned or hereafter acquired by Borrower and supplies used or produced in farming operations now owned or hereafter acquired by Borrower, including, but not limited to, seed, fertilizer, and other farm products;

(c) Inventory, raw materials, component parts, work in process and/or materials now or at any time hereafter used or consumed in Borrower’s business, and all warehouse receipts, bills of lading and other documents evidencing goods now owned or hereafter acquired by Borrower, and all goods covered thereby, including all accessions, additions and improvements thereto and products thereof, wherever located, whether in possession of Borrower or any warehouseman, bailee or any other person, or in process of delivery,

(d) as-extracted collateral,

(e) commodities and futures agreements, and deposit, commodity, and securities accounts of the Borrower and any other Person over which a Lien is granted in favor of the Collateral Agent for the ratable benefit of the Secured Parties,

(f) goods, tools, machinery, furnishings, furniture, fixtures and other equipment of every type now owned or hereafter acquired by Borrower, wherever located, and all replacements thereof and additions thereto;

(g) all Accounts, Accounts Receivable, prepayments to suppliers, contract rights, chattel paper, instruments, negotiable and nonnegotiable documents of title, deposit accounts, letter of credit rights, tax refund claims, payment intangibles and general intangibles now owned or hereafter acquired by Borrower, including, but not limited to, any rights under any state or federal agricultural programs; rights to payments in kind of crops or other farm products; rights to payment of money from the counterparties under any interest rate swap contract (or similar agreement), water and water rights; and stock or other equity in any farm lender;

(h) proceeds, products, offspring, rents and profits of, increases, replacements and accessions to, and rights under contracts of insurance now or hereafter covering, any of the foregoing;

(i) books and records pertaining to any of the foregoing, including records of genetic, genealogic, and any proceeds or collections on the foregoing, and any computer readable memory together with all computer hardware or software necessary to process such memory; and

(j) all statutory lien rights of Borrower in any of the foregoing arising under any applicable federal or state law;

in each case, wherever located and as more fully described in the Security Documents and, in any event, including all assets in the Borrowing Base.

“Collateral Access Agreement”: means that certain Collateral Access Agreement dated as of the date hereof by and among the Administrative Agent, Great Lakes Grain Storage, L.L.C., an Iowa limited liability company, and the Borrower, in form and substance acceptable to the Administrative Agent, as may be amended, supplemented or otherwise modified from time to time.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans to the Borrower pursuant to Section 2.1 and to issue, provide or participate in Credits, LC Obligations, and Swing Line Loans in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.0B under the caption “Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitment (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans (or in the case of the Swing Line Lender, the unparticipated portion of the Swing Line Loans) then outstanding plus participations in outstanding Swing Line Loans and LC Obligations (or, in the case of the Issuing Lenders, the unparticipated portion of outstanding LC Obligations) constitutes of the aggregate principal amount of all Loans then outstanding plus participations in outstanding LC Obligations (or, in the case of the Issuing Lenders, the unparticipated portion of outstanding LC Obligations)).

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commodity Contract”: a contract for the purchase, sale, transfer, or exchange of Grain Inventory or Non-Grain Inventory.

“Consents”: each consent or authorization of, filing with, notice to or act by or in respect of a Governmental Authority required in connection with the execution, delivery and performance of the Loan Documents, the validity, enforceability, perfection or priority of any Loan Document or Lien granted thereunder, or the exercise of remedies by the Administrative Agent, the Collateral Agent or the Lenders.

“Consolidated Net Position”: the number of bushels resulting from the netting of the sum of all Long Positions and Short Positions of the Borrower. If the Consolidated Net Position is an amount less than zero, the Consolidated Net Position shall be deemed to be the absolute value of such amount.

“Continue”, “Continuation” and “Continued” shall refer to the continuation of a LIBO Rate Loan from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convert”, “Conversion” and “Converted”: a conversion of one Type of Revolving Loan into another Type.

“Convey”: to convey, sell, lease, assign, transfer, or otherwise dispose of property. The terms “Conveyance” and “Conveyed” shall have a correlative meaning.

“Counterparty Limits: means the credit limit applicable to each Commodity Contract counterparty set forth on Schedule 1.0H. As of the Closing Date, the Counterparty Limit for any counterparty that is not an Approved Commodity Contract Counterparty is $1,000,000. From time to time, (a) the Administrative Agent may approve, withdraw, or reduce Counterparty Limits for Commodity Contract counterparties greater than $1,000,000, but less than $7,000,000 and (b) the Required Lenders may approve, withdraw, or reduce Counterparty Limits for Commodity Contract counterparties greater than or equal to $7,000,000, but less than or equal to $15,000,000. No Counterparty Limit shall be greater than $15,000,000.

“Credit”: a Letter of Credit.

“Credit Request”: a request by the Borrower for a new Credit or an amendment to an existing Credit, in each case pursuant to Section 3.3(a).

“Credits Commitment”: $195,000,000.

“Current Assets”: at any time with respect to any Person, all assets of such Person that, in accordance with GAAP, are classified as current assets on a balance sheet of such Person.

“Current Liabilities”: at any time with respect to any Person, all liabilities of such Person that, in accordance with GAAP, are classified as current liabilities on a balance sheet of such Person.

“Default”: any of the events specified in Section 9.1, in each case, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Period”: with respect to any Lender, the period during which such Lender is a Defaulting Lender.

“Defaulting Lender”: at any time, any Lender that (a) within one (1) Business Day after the date when due, has failed to fund any portion of any Loans or participations in Credits or Swing Line Loans, to the Borrower, the Administrative Agent, any Lender or an Issuing Lender required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent and the Borrower that it does not intend to do so, unless the subject of a good faith dispute; (b) has notified the Borrower, the Administrative Agent, an Issuing Lender, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; (c) has failed, unless the subject of a good faith dispute, within one (1) Business Day after receipt by such Lender of request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its agreement to make or fund Loans or participate in Credits or Swing Line Loans; (d) otherwise has failed to pay over to the Administrative Agent, an Issuing Lender, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day after the date when due, unless the subject of a good faith dispute; (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided, that, a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof. For the purposes of this definition of “Defaulting Lender”, “good faith dispute” means that in the applicable Lender’s reasonable determination, one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied.

“Defaulting Lender’s Exposure”: has the meaning specified in Section 4.17(c)(ii).

“Derivatives Counterparty”: as defined in Section 8.6.

“Documentation Agent”: as defined in the preamble to this Agreement.

“Documentary Letter of Credit”: a Letter of Credit intended to be drawn as a means of payment upon the presentation of documents for Grain Inventory or Non-Grain Inventory purchased by the Borrower under any Commodity Contract, excluding any such Letter of Credit issued for the primary purpose of serving as a guaranty or means of payment for costs, charges or fees relating to transportation, transmission or storage services or similar services.

“EBITDA”: for any referenced period, the sum of Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (i) Federal, state, local, and foreign income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) any write-down of noncurrent assets, (v) the EBITDA of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and less (vi) the net income of any Person in which Borrower or any of its Subsidiaries has an equity interest in, but which Person is not a Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower during such period.

“Eligible Account Receivable”: an Account Receivable as to which the following requirements have been fulfilled:

(a) such Account Receivable shall relate to a completed sale of goods or services sold by or on behalf of the Borrower, on an absolute basis and not on a consignment, sale-and-return, approval, bill and hold basis, for goods actually delivered in the ordinary course of the Borrower’s business;

(b) it has been identified to the Administrative Agent by Borrower in a manner reasonably satisfactory to the Administrative Agent;

(c) the Borrower shall have legal, absolute, and valid title to such Account Receivable;

(d) such Account Receivable shall be payable in United States Dollars and be a valid, legally enforceable and binding obligation of the Account Debtor of such Account Receivable and there are no facts, events or circumstances which could impair the validity, enforceability or collectability of such Account Receivable or reduce the amount payable or delay payment thereunder;

(e) such Account Receivable shall have excluded (i) any excise, sales or similar taxes payable in connection therewith by the Borrower, and (ii) any portion thereof that is the subject of any dispute, offset, counterclaim, reduction, discount, allowance, rebate, credit, adjustment or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying payment liability under such Account Receivable (including, without limitation, offsets relating to the amount of all liabilities and obligations of the Borrower to the Account Debtor);

(f) such Account Receivable shall be subject to a Perfected Lien, subject only to Permitted Liens;

(g) such Account Receivable (i) shall be evidenced by an invoice that has been issued to the applicable Account Debtor, (ii) shall not be evidenced by an instrument or chattel paper unless (A) there is only one original of such instrument or chattel paper, (B) such original shall have been delivered to the Collateral Agent and (C) by virtue of such delivery the Collateral Agent shall have a valid and enforceable perfected first priority Lien on such instrument or chattel paper, (iii) shall have a maximum due date of no more than ten (10) days from the original invoice date for such Account Receivable, (iv) shall have been outstanding for no more than thirty (30) days from the initial due date of the invoice therefor, (v) shall not be due from any single Account Debtor if more than fifty percent (50%) of the aggregate amount of all Accounts Receivable owing from such Account Debtor would otherwise not be Eligible Accounts Receivable, and (vi) shall not exceed the applicable Counterparty Limit;

(h) such Account Receivable shall comply in all material respects with all applicable Laws to which such Account Receivable and the Borrower are subject;

(i) the Account Debtor of such Account Receivable is not insolvent or a debtor under chapter 11 of the United States Bankruptcy Code (a “Chapter 11 Debtor”) or any other proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction;

(j) the Account Debtor of such Account Receivable (a) is not an Affiliate of the Borrower, and no officer or employee of such Account Debtor is an officer, employee, agent or other Affiliate of the Borrower, unless otherwise approved in writing by the Required Lenders or as specifically permitted by the definition of “Borrowing Base,” (b) purchased the goods giving rise to the relevant Account Receivable in an arm’s length bona fide transaction conducted in the ordinary course of business in compliance with all applicable laws, (c) is not determined by the Administrative Agent (in its sole discretion) to be uncreditworthy, provided, that the Administrative Agent shall deliver written notice to the Borrower promptly upon the determination that any Account Receivable is ineligible pursuant to this clause (c) and (d) is not in contractual default in respect of such Accounts Receivable or any other Indebtedness or obligation to the Borrower or any of its Subsidiaries, and the Borrower does not reasonably anticipate that any such other Indebtedness or other obligation or newly arising Indebtedness or other obligation of such Account Debtor, will not be paid when due;

(k) the Account Debtor under such Account Receivable is located in and primarily conducting business in the United States;

(1) the Account Debtor under such Account Receivable is obligated to make payment directly to a Bank Blocked Account;

(m) the Account Debtor of such Account Receivable shall not be a Governmental Authority unless all actions required under any Assignment of Claims Act, if any, applicable to such Account Receivable and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Documents; and

(n) such Account Receivable shall be reduced by any prepayment to or cash margin deposit to the Borrower in respect of such Account Receivable or otherwise made or provided by the applicable Account Debtor.

“Eligible Cash Collateral”: deposits of the Borrower which have been deposited with the Collateral Agent and pledged to the Collateral Agent as collateral for the Obligations under the Security Agreement pursuant to which the Collateral Agent has been granted a Perfected Lien. In addition, in the event that any such deposits are held at a financial institution other than the Collateral Agent, then with the prior consent of the Administrative Agent, such deposits may constitute Eligible Cash Collateral if such funds are credited to a Bank Blocked Account.

“Eligible Forward Contract”: a Forward Contract of the Borrower with a counterparty (a) which is evidenced by a written agreement or a trade confirmation enforceable against the counterparty, (b) which is subject to a Perfected Lien and no other Liens (other than Permitted Liens), (c) which has not been terminated or subject to termination by reason of a default or any other termination event thereunder, and (d) in respect of which the counterparty thereto is not a Governmental Authority unless all actions required under any Assignment of Claims Act, if any, applicable to such Forward Contract and such Governmental Authority shall have been taken to approve and permit the Collateral Agent’s Perfected Lien on the rights to payment thereunder or thereon.

“Eligible Grain Inventory”: at the time of determination thereof, all Grain Inventory of the Borrower, and in all instances as to which the following requirements have been fulfilled:

(a) it is owned by the Borrower free and clear of all Liens in favor of third parties, except for Permitted Liens;

(b) it is subject to a Perfected Lien, subject to Permitted Liens;

(c) the Borrower has absolute, legal, and valid title to such Grain Inventory;

(d) it was not purchased, and has not been sold, on a consignment, sale and return, approval, or bill and hold basis;

(e) the Borrower has the full and unqualified right to assign and grant a lien on such Grain Inventory to the Collateral Agent for the benefit of the Secured Parties, as security for its Obligations to the Lenders and Swap Parties;

(f) it was acquired by the Borrower in the ordinary course of business and it is readily usable or merchantable and not spoiled, damaged, or otherwise unfit for sale or further processing by the Borrower in the ordinary course of business;

(g) it substantially conforms to the represented specifications and other quality standards of the Borrower;

(h) it has been identified to the Collateral Agent by the Borrower in a manner reasonably satisfactory to the Collateral Agent;

(i) it is located either (i) at the Borrower’s premises in the United States acceptable to the Administrative Agent which is owned by the Borrower or leased by the Borrower or (ii) located at an Approved Storage Location in the United States and subject to a storage control agreement with the Collateral Agent in form and substance acceptable to the Administrative Agent;

(j) it is priced in accordance with GAAP and consistent with the Borrower’s method of pricing of Grain Inventory elected in its year-end financial statements referred to in Section 7.1 hereof; and

(k) it has not given rise to an Eligible Account Receivable.

“Eligible Grain Inventory in Transit”: at the time of determination thereof, all Grain Inventory of the Borrower, and in all instances as to which the following requirements have been fulfilled:

(a) it is owned by the Borrower free and clear of all Liens in favor of third parties, except for Permitted Liens;

(b) it is subject to a Perfected Lien, subject to Permitted Liens;

(c) the Borrower has absolute, legal, and valid title to such Grain Inventory;

(d) none of the inventory is evidenced by bills of lading or other documents of title, whether negotiable or non-negotiable, unless such negotiable document of title has been issued and duly negotiated to the Borrower, the Collateral Agent or to order, blank endorsed, and in the possession of the Borrower in the United States or the Collateral Agent, or such non-negotiable document of title has been issued in the name of and delivered to the Borrower or the Collateral Agent, and, in each case, the issuer is acceptable to the Collateral Agent;

(e) it was not purchased, and has not been sold, on a consignment, sale and return, approval, or bill and hold basis;

(f) the Borrower has the full and unqualified right to assign and grant a lien on such Grain Inventory to the Collateral Agent for the benefit of the Secured Parties, as security for its Obligations to the Lenders and Swap Parties;

(g) it was acquired by the Borrower in the ordinary course of business and it is readily usable or merchantable and not spoiled, damaged, or otherwise unfit for sale or further processing by the Borrower in the ordinary course of business;

(h) it substantially conforms to the represented specifications and other quality standards of the Borrower;

(i) it has been identified to the Collateral Agent by the Borrower in a manner reasonably satisfactory to the Collateral Agent;

(j) it is in transit under the control and ownership of the Borrower in the United States (i) to one of either (x) the Borrower’s premises in the United States acceptable to the Administrative Agent which is owned by the Borrower or leased by the Borrower or (y) an Approved Storage Location in the United States and subject to a storage control agreement with the Collateral Agent in form and substance acceptable to the Administrative Agent or (ii) on a water borne vessel chartered, rented, owned or leased by the Borrower and is on a vessel traveling on navigable waterways within the United States, with the original bills of lading (and, if issued in more than one original, the full set as indicated on such bills of lading) issued or endorsed to the order of the Collateral Agent or issued to the order of the Borrower to be held by the Borrower in the United States for the benefit of the Collateral Agent;

(k) it is priced in accordance with GAAP and consistent with the Borrower’s method of pricing of Grain Inventory elected in its year-end financial statements referred to in Section 7.1 hereof; and

(1) it has not given rise to an Eligible Account Receivable.

“Eligible Net Liquidation Value in Lender Brokerage Accounts”: the aggregate value of “net liquidating value” or “net equity” (however designated) or other amount that would be available for withdrawal upon closing such account and liquidation of all open positions at current market values, as reported in the account statements for the relevant account, in any commodities, options or futures account of the Borrower held at a Lender or an Affiliate of a Lender, which is subject to a Perfected Lien, subject only to the rights of the broker under such account and free and clear of any Liens or encumbrances in favor of any other third party, and with respect to which an Account Control Agreement is in effect.

“Eligible Net Liquidation Value in Third Party Brokerage Accounts”: the aggregate value of “net liquidating value” or “net equity” (however designated) or other amount that would be available for withdrawal upon closing such account and liquidation of all open positions at current market values, as reported in the account statements for the relevant account, in any commodities, options or futures account of the Borrower held at a financial institution other than a Lender, which is subject to a Perfected Lien, subject only to the rights of the broker under such account and free and clear of any Liens or encumbrances in favor of any other third party, and with respect to which an Account Control Agreement is in effect.

“Eligible Net Unrealized Gain on Forward Contracts”: as of any date of determination thereof, an amount equal to the lesser of (a) the net unrealized gain less unrealized losses (for all counterparties) that results from the Marked-to-Market Value as of such date of the Borrower’s aggregate Eligible Forward Contracts which have a maximum tenor of eighteen (18) months from such date and (b) the net unrealized gain (for all counterparties) less unrealized losses that results from the Marked-to-Market Value as of such date of the Borrower’s aggregate net Eligible Forward Contracts of any tenor, in each case, if such amount is a positive number; provided, that notwithstanding anything contained herein to the contrary: (x) the amount of Eligible Net Unrealized Gain on Forward Contracts with a single counterparty that is not an Approved Commodity Contract Counterparty shall not exceed $1,000,000, (y) the amount of Eligible Net Unrealized Gain on Forward Contracts with a single party that is an Approved Commodity Contract Counterparty shall not exceed $5,000,000, or any larger amount approved by Required Lenders and (z) the amount of Eligible Net Unrealized Gain on Forward Contracts shall be reduced by all disputes, offsets, and any margin delivered or posted by such counterparty to or for the benefit of the Borrower.

“Eligible Non-Grain Inventory”: at the time of determination thereof, all Non-Grain Inventory of the Borrower, and in all instances as to which the following requirements have been fulfilled:

(a) it is owned by the Borrower free and clear of all Liens in favor of third parties, except for Permitted Liens;

(b) it is subject to a Perfected Lien, subject to Permitted Liens;

(c) the Borrower has absolute, legal, and valid title to such Grain Inventory;

(d) it was not purchased, and has not been sold, on a consignment, sale and return, approval, or bill and hold basis;

(e) the Borrower has the full and unqualified right to assign and grant a lien on such Grain Inventory to the Collateral Agent for the benefit of the Secured Parties, as security for its Obligations to the Lenders and Swap Parties;

(f) it was acquired by the Borrower in the ordinary course of business and it is readily usable or merchantable and not spoiled, damaged, or otherwise unfit for sale or further processing by the Borrower in the ordinary course of business;

(g) it substantially conforms to the represented specifications and other quality standards of the Borrower;

(h) it has been identified to the Collateral Agent by the Borrower in a manner reasonably satisfactory to the Collateral Agent;

(i) it is located either (i) at the Borrower’s premises in the United States acceptable to the Administrative Agent which is owned by the Borrower or leased by the Borrower or (ii) located at an Approved Storage Location in the United States and subject to a storage control agreement with the Collateral Agent in form and substance acceptable to the Administrative Agent;

(j) it is priced in accordance with GAAP and consistent with the Borrower’s method of pricing of Grain Inventory elected in its year-end financial statements referred to in Section 7.1 hereof; and

(k) it has not given rise to an Eligible Account Receivable.

“Eligible Prepayments to Suppliers”: prepayments made by the Borrower to Approved Suppliers made pursuant to a Commodity Contract (a) representing an arm’s length transaction for the purchase of product scheduled to be delivered to the Borrower within six (6) months after the date of such prepayment, (b) which product upon delivery to the Borrower will become Eligible Grain Inventory or Eligible Non-Grain Inventory, (c) valued at the lower of (i) the amount of such prepayment or (ii) an amount equal to (y) the Marked-to-Market Value of the underlying inventory contracted for or (z) if the price of the underlying inventory is to be fixed, the fixed price purchase value of the contracted inventory, and (d) that is subject to a Perfected Lien and does not prohibit assignment of such Commodity Contract to the Collateral Agent.

“Environmental Laws”: any and all Laws concerning the environment or health and safety (including without limitation regulating, relating to or imposing liability on standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on the Borrower or any of its Subsidiaries in the relevant jurisdiction in which the Borrower or any Subsidiary has been or is operating (including by the export of its products or its waste to that jurisdiction).

“Environmental Permits”: any permit, license, consent, approval and other authorization and the filing of any notification, report, or assessment required under any Environmental Law for the operation of the Business conducted on or from the Properties.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate”: each trade or business (whether or not incorporated) that together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: shall mean (i) a Reportable Event, (ii) the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (iii) the incurrence by the Borrower or any ERISA Affiliate of liability under Title IV of ERISA with respect to the termination of a Plan, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) the receipt by the Borrower or any ERISA Affiliate of any notice (whether or not written) from the PBGC of any event or condition which the PBGC asserts is reasonably likely to constitute grounds under Section 4042 of ERISA to terminate, or to appoint a trustee to administer, any Plan, (vi) the Insolvency or Reorganization of, a Multiemployer Plan, (vii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived.

“Event of Default”: any of the events specified in Section 9.1.

“Extensions of Credit”: the collective reference to the Loans and Credits.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: the Agent Fee Letter and the Upfront Fee Letter.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fiscal Year”: the fiscal year of the Borrower, which consists of a twelve-month period, ending on each December 31.

“Fitch”: Fitch Ratings Ltd. or any successor to its rating agency business.

“Fixed Charge Coverage Ratio”: (a)(i) the sum of EBITDA, plus cash equity investments received by Borrower from Parent, minus (ii) the sum of Capital Expenditures and actual Interest Expense of working capital financings, divided by (b) the sum of actual scheduled principal payments made on long-term Indebtedness plus actual Interest Expenses on long-term Indebtedness incurred during any period, as shown on the combined financial statements of the Borrower.

“Forward Contract”: a Commodity Contract with a maturity date more than two (2) days after the date the contract is entered into.

“GAAP”: generally accepted accounting principles in the U.S. in effect from time to time.

“Governing Documents”: with respect to a: (a) corporation, its articles or certificate of incorporation and by laws, (b) limited partnership, its certificate of limited partnership and limited partnership agreement, (c) limited liability company, its certificate of formation and limited liability company or operating agreement and (d) any other Person, the other organizational or governing documents of such Person and, in each case, any other organizational or governing documents, as applicable.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grain Inventory”: corn, soybeans, wheat, milo, and other grains held for sale by the Borrower.

“Guaranty Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other liability or obligation (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose (whether explicit or implicit) of ensuring that the primary obligor is able to repay the primary obligations of such primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable maximum amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined in good faith.

“Increase Amount”: as defined in Section 4.1(b)(i).

“Increase and New Lender Agreement”: as defined in Section 4.1(b)(iii).

“Increasing Lender”: as defined in Section 4.1(b)(iii).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (excluding any trade accounts payable incurred and continuing in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, whether or not drawn on or paid, (e) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations under Swap Contracts, (g) all preferred Capital Securities of such Person, (h) all indebtedness of such Person under commodity repurchase agreements, (i) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined (other than accounts payable excluded under clause (a) above), and (j) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above. The amount of any Indebtedness under clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Expense”: for any period, the sum of (a) all interest, commitment fees, and loan fees in respect of Indebtedness (including that attributable to Financing Leases) of Borrower deducted in determining Net Income for such period, together with all interest, commitment fees, and loan fees capitalized or deferred during such period and not deducted in determining Net Income for such period but excluding amortization of interest, commitment fees, and loan fees capitalized or deferred during an earlier period, plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of Borrower deducted in determining Net Income for such period, together with all such fees, expenses, and charges in respect of letters of credit capitalized or deferred during such period and not deducted in determining Net Income for such period and not included in clause (a) above, all as determined on a combined basis in accordance with GAAP. Revenues and expenses derived from Interest Rate Agreements will be treated as adjustments to Interest Expense for purposes of this definition.

“Interest Payment Date”: (a) as to any Base Rate Loan, monthly in arrears on the last Business Day of each month, (b) as to any LIBO Rate Loan, the last day of such Interest Period, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: with respect to any LIBO Rate Loan:

(a) initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such LIBO Rate Loan and ending one, two, three, or six months thereafter, as selected by the Borrower in its irrevocable Notice of Borrowing or Notice of Continuation/Conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three, or six months thereafter, as selected by the Borrower by delivery of an irrevocable Notice of Continuation/Conversion to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period shall extend beyond the Termination Date; and

(iii) any Interest Period of one month or more that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Interest Rate Agreements”: any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedging agreements, interest rate floor agreements, options or other similar agreements or arrangements, any combination of the foregoing and, unless the context otherwise requires, any master agreement relating to or governing any of the foregoing.

“Investment”: any advance, loan, extension of credit or capital contribution to, or purchase or other acquisition of any stock, bonds, notes, debentures or other Capital Securities of or any assets constituting all or substantially all assets of, or of a business unit of, any Person or any commitment to make or do any of the foregoing. For the avoidance of doubt, Investments may include, without limitation, Swap Contracts.

“ISP”: the International Standby Practices ISP98, International Chamber of Commerce Publication No. 590, as from time to time amended, modified, or replaced.

“Issuance Cap”: with respect to the obligation of an Issuing Lender to issue any Credit under this Agreement, the maximum permitted aggregate outstanding amount of LC Obligations attributable to Credits issued by such Issuing Lender, as shall be agreed upon by each Issuing Lender, the Borrower and the Administrative Agent in writing upon any new Issuing Lender becoming an Issuing Lender, as such agreement may be amended, modified or supplemented from time to time by the parties thereto. As of the Closing Date, BNP Paribas has an Issuance Cap in an amount equal to the Credits Commitment. The Issuance Cap for BNP Paribas shall be reduced, in its sole discretion, by all or any part of the amount of the Issuance Cap of each new Issuing Lender.

“Issuing Lender”: BNP Paribas and its Affiliates or any successor pursuant to Section 3.9.

“Inventory” shall mean, for any Person, all “inventory” (as defined in the UCC) now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights, wherever located, and, in any event, including inventory, merchandise, goods and other personal property which are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Fee Payment Date”: with respect to any Credit, the fifteenth (15th) day of each calendar month (or if any such day is not a Business Day, the next succeeding Business Day).

“LC Participants”: with respect to any Credit, the collective reference to all of the Lenders other than the Issuing Lender thereof.

“LC Obligations”: at any time, an amount equal to the sum of (a) the aggregate then maximum undrawn amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit and Reducing LC Payments which have not then been reimbursed by the Borrower.

“Lead Arranger”: as defined in the preamble to this Agreement.

“Lenders”: as defined in the preamble to this Agreement, which term shall include in any event the Issuing Lenders and BNP Paribas in its capacity as Swing Line Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Leverage Ratio”: at any time, the ratio of (a) Total Liabilities to (b) Tangible Net Worth of the Borrower as at such time.

“LIBO Rate”: for each Interest Period, a rate of interest equal to:

(a) the rate of interest (rounded upwards, if necessary, to the nearest 1/16 of 1%) as determined by the Administrative Agent appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page on that service or any substitute service providing comparable rate quotations to those currently provided, as determined by the Administrative Agent from time to time) as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; provided, that if such rate is not available at such time for any reason, such rate of interest shall be the average rate of interest determined by the Administrative Agent at which deposits in United States Dollars are offered for the relevant Interest Period to BNP Paribas, London Branch, or its successors by prime banks in the London interbank market as of 11:00 a.m. (London time) on the applicable interest rate determination date, divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the daily average maximum rates (expressed as a decimal) of reserve requirements in effect during such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System, (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

“LIBO Rate Loans”: means Loans the rate of interest applicable to which is based upon the LIBO Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, security interest, security agreement or any preference, priority or other preferential arrangement of any kind or nature whatsoever having or intended to have similar effect (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in respect of any of the foregoing.

“Loan”: means any Revolving Loan and any Swing Line Loan.

“Loan Documents”: this Agreement, the Notes, the Security Documents, the Fee Letters, the Responsible Officer List, each Repurchase Intercreditor Agreement, the Term Intercreditor Agreement, any Swap Intercreditor Agreement, any Subordination Agreement, and any other document or instrument executed by the Loan Parties in connection herewith or therewith.

“Loan Parties”: the Borrower and the Subsidiary Guarantors.

“Long Position”: the aggregate number of bushels of Grain Inventory, which is either held in inventory or which the Borrower and/or any Subsidiary has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which the Borrower and/or any Subsidiary will receive in an exchange or under a Swap Contract including, without limitation, the notional amount under Swap Contracts, whether or not intended to be settled by physical delivery, all option contracts representing the obligation of the Borrower and/or any Subsidiary to purchase such Gain Inventory at the option of a third party, and all option contracts under which the Borrower and/or any Subsidiary has the right to purchase such Grain Inventory at a price lower than the current market value as of the date of calculation of the Long Position, except as to any of the foregoing where the purchase price is a floating market price. Long Positions shall be expressed as a positive number.

“Macquarie Repurchase Intercreditor Agreement”: means that certain letter agreement dated as of the date hereof by and among the Administrative Agent, Macquarie Commodities (USA) Inc., and the Borrower, on terms and conditions acceptable to the Administrative Agent and the Required Lenders in their sole discretion, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Marked-to-Market Value”: with respect to any Commodity Contract of any Person on any date of determination:

(a) in the case of a Commodity Contract for the delivery or receipt of any Grain Inventory or Non-Grain Inventory, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Grain Inventory or Non-Grain Inventory pursuant to the terms thereof to (ii) the market value of such Grain Inventory or Non-Grain Inventory on such date, and

(b) in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the market value of the Grain Inventory or Non-Grain Inventory which is the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Administrative Agent or, in appropriate circumstances, the Borrower’s own proprietary valuation models and any associated premium which remains unpaid, and (ii) each such amount shall be discounted to present value in a commercially reasonable manner unless otherwise discounted as part of the calculation referred to above.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, income, property, liabilities (actual or contingent), operations or condition (financial or otherwise), or prospects of the Borrower taken as a whole, (b) the ability of any Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents on a timely basis or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Contract”: (a) any contract or other agreement (other than the Loan Documents), written or oral, of the Borrower relating to the purchase and sale of (i) Grain Inventory involving 2,000,000 bushels or more on any one contract or (ii) Non-Grain Inventory involving $5,000,000 or more on any one contract and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which the Borrower is a party as to which the breach, nonperformance, cancellation, termination or failure to renew by any party thereto would have a Material Adverse Effect.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maximum Rate”: as defined in Section 4.3(e).

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan”: a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income”: for any period, the net income (or loss) of the Borrower, determined on a combined basis in accordance with GAAP, excluding, however (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) the cumulative effect of any change in GAAP, (b) the net income of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (c) the net income of any Person in which Borrower or any of its Subsidiaries has an equity interest in, but which Person is not a Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower during such period.

“Netting Agreement”: an agreement between two or more Persons providing for the netting of payment obligations of each of those Persons and/or market exposures for the purpose of determining the amount of margin or collateral or payments due under various agreements between them, the terms and conditions specified therein, or other similar document having the same effect as such netting agreement (in each case entered into in the ordinary course of business).

“New Lenders”: as defined in Section 4.1(b)(iii).

“Nominated Person”: as defined in Article 5 of the Uniform Commercial Code of the State of New York, as in effect from time to time.

“Non-Defaulting Lenders”: all Lenders other than Defaulting Lenders.

“Non-Excluded Taxes”: as defined in Section 4.14(a).

“Non-Grain Inventory”: all petroleum products, fertilizer, raw materials, work in process, finished goods, supplies and goods (other than Grain Inventory) held for sale or lease or furnished or to be furnished under contracts of service in which the Borrower now has or hereafter acquires any right.

“Non-U.S. Lender”: as defined in Section 4.14(f).

“Notes”: as defined in Section 4.6(e), which shall in any event include, without limitation, any Swing Line Note.

“Notice of Borrowing”: a request by the Borrower for a Revolving Loan or Swing Line Loan substantially in the form of Annex I hereto.

“Notice of Continuation/Conversion”: a request by the Borrower to Continue a LIBO Rate Loan for a succeeding Interest Period as a LIBO Rate Loan or to Convert a Loan from one Type to another, substantially in the form of Annex II hereto.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Agents and the Lenders, and Swap Parties with respect to Swap Contracts, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Loan Documents) or otherwise, in each case, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Credit, any Swap Contract, and any other document made, delivered or given in connection therewith or herewith. For the avoidance of doubt, Obligations includes all obligations of the Borrower under Swap Contracts to any Person that was, at the time of entry into such Swap Contract, a Lender or an Affiliate of a Lender.

“Other Swap Agreements”: any foreign exchange contracts, currency swap agreements, commodity swap agreements, caps, collars, floors, options, or other similar agreements or arrangements designed to protect against or to require payments based upon fluctuations in currency, commodity or other asset values and any other contract or agreement relating to purchase or sale of any assets, goods, currencies, services or commodities, or any option relating thereto, any combination of the foregoing and, unless the context otherwise requires, any master agreement relating to or governing any of the foregoing.

“Other Taxes”: as defined in Section 4.14(b).

“Parent”: Green Plains Renewable Energy, Inc., an Iowa corporation.

“Participant”: as defined in Section 11.6(b).

“Participation”: as defined in Section 11.6(b).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended).

“Payment Intangible”: as defined in the Uniform Commercial Code of the State of New York, as in effect from time to time.

“PBGC”: shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to its function under ERISA.

“Perfected Lien”: any perfected, first priority Lien or security interest granted by the Borrower in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to a Security Document or otherwise.

“Permitted Discretion”: shall mean, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (in the business of secured lending with respect to collateral of the type included in the Borrowing Base) credit or business judgment.

“Permitted Liens”: any Lien of the type set forth in Section 8.2.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) which is subject to ERISA that is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or any ERISA Affiliate for its current or former employees, or any beneficiary thereof.

“Position Report”: a report certified by a Responsible Officer, substantially in the form of Exhibit C.

“Properties”: as defined in Section 5.20(a).

“Reducing Letters of Credit”: any Letters of Credit that specifically provide that the amount available for drawing under such Letters of Credit will be reduced, automatically and without any further amendment or endorsement to such Letters of Credit, by the amount of any payment or payments made to the beneficiary of such Letter of Credit by or through the issuer, if such payment or payments (i) are made through the applicable Issuing Lender and (ii) reference such Letters of Credit by the letter of credit numbers thereof, notwithstanding the fact that such payment or payments are not made pursuant to conforming and proper draws under such Letters of Credit.

“Reducing LC Payment”: any payment or payments made to the beneficiary of a Reducing Letter of Credit if such payment or payments (a) are made through the applicable Issuing Lender, (b) reference the Reducing Letter of Credit by the letter of credit number thereof, and (c) are not made pursuant to a conforming and proper draw under such Reducing Letter of Credit.

“Refunded Swing Line Loan”: as defined in Section 2.3(f).

“Register”: as defined in Section 11.6(d).

“Reimbursement Date”: as defined in Section 3.5(b).

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Lender, pursuant to Section 3.6, in connection with a payment (including, without limitation, a Reducing LC Payment) by such Issuing Lender under a Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043 of ERISA or the regulations thereunder, other than any such event for which the 30 day notice requirement under ERISA has been waived.

“Repurchase Intercreditor Agreement”: means (a) the Macquarie Repurchase Intercreditor Agreement and (b) any intercreditor agreement entered into with an Approved Repurchase Contract Counterparty pursuant to Section 8.1(f), in each case, on terms and conditions acceptable to the Administrative Agent and the Required Lenders in their sole discretion, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Requested Increase Effective Date”: as defined in Section 4.1(b)(i).

“Required Lenders”: at any time, Lenders the Commitment Percentages of which aggregate more than fifty percent (50%), provided, that if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Commitment shall be excluded from the determination of Required Lenders for so long as such Lender is a Defaulting Lender.

“Requirement of Law”: as to any Person, the certificate of incorporation, articles and by-laws or other organizational or Governing Documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: means a person identified as such on any Responsible Officer List delivered by Borrower.

“Responsible Officer List”: means that certain list of Responsible Officers delivered by Borrower to the Administrative Agent and the Lenders as a condition precedent to this Agreement, and updated from time to time as necessary.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Loan”: as defined in Section 2.1(a).

“Risk Management Policies”: the risk management policies applicable to the trading activities of the Borrower in effect on the date hereof, as such risk management policies may be amended pursuant to the terms of Section 7.12.

“S&P”: Standard and Poor’s Ratings Services, or any successor to its rating agency business.

“Secured Parties”: means the Administrative Agent, the Collateral Agent, the Lenders, and any Swap Party. The term “Secured Parties” shall also include a former Lender or an Affiliate of a former Lender that is party to a Swap Contract with the Borrower, provided, that such former Lender or Affiliate was a Lender or an Affiliate of a Lender at the time it entered into such Swap Contract and a party to the Swap Intercreditor Agreement.

“Security Agreement”: the Security Agreement, dated as of the date hereof, by the Borrower and the other Grantors (as defined therein) in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, supplemented, or otherwise modified from time to time.

“Security Documents”: the collective reference to the Security Agreement, the Account Control Agreements, each Warehouseman Agreement, the Collateral Access Agreement, and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of the Borrower to secure any of the Obligations. As of the Closing Date, the Security Documents includes the documents listed on Schedule 1.0D.

“Short Position”: the aggregate number of bushels of Grain Inventory, which the Borrower and/or any Subsidiary has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or which the Borrower and/or any Subsidiary will deliver in an exchange or under a Swap Contact, including, without limitation, the notional amount under Swap Contracts, whether or not intended to be settled by physical delivery, all option contracts representing the obligation of the Borrower and/or any Subsidiary to sell such Grain Inventory at the option of a third party and all option contracts under which the Borrower and/or any Subsidiary has the right to sell such Grain Inventory at a price higher than the current market value as of the date of calculation of the Short Position, except as to any of the foregoing where the sales price is a floating market price. Short Positions shall be expressed as a negative number.

“Sole Bookrunner”: as defined in the preamble to this Agreement.

“Standby Letter of Credit”: any Letter of Credit that is intended to be drawn on in connection with the failure by the Borrower to satisfy its obligations under any Commodity Contract and which has been issued in support of the Borrower’s payment or performance obligations with respect to transactions for the purchase of Grain Inventory or Non-Grain Inventory, excluding any Letters of Credit issued for the primary purpose of supporting payment for costs, charges or fees relating to transportation, transmission or storage services or similar services.

“Subordinated Debt”: Indebtedness of the Borrower which is subordinated to the Obligations pursuant to the terms of a Subordination Agreement.

“Subordination Agreement”: any Subordination Agreement by and among BNP Paribas, as Collateral Agent, and a lender of Subordinated Debt, and acknowledged by the Borrower, in form and substance satisfactory to the Administrative Agent and Required Lenders, in their sole discretion and as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership or other ownership interests having ordinary voting power (other than stock, partnership, membership or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guaranty”: a Guaranty Agreement, as amended, supplemented, or otherwise modified from time to time, among the Subsidiary Guarantors and the Administrative Agent substantially in the form of Exhibit D hereto.

“Subsidiary Guarantors”: any Subsidiary of the Borrower that is or becomes a party to the Subsidiary Guaranty. As of the Closing Date, there are no Subsidiary Guarantors.

“Swap Contracts”: Interest Rate Agreements and Other Swap Agreements.

“Swap Intercreditor Agreement”: means any Intercreditor Agreement entered into by and among BNP Paribas, in its individual capacity and as Collateral Agent, the Lenders, and the Swap Parties, and acknowledged by the Borrower, as may be amended, restated, supplemented, or otherwise modified from time to time.

“Swap Parties”: any Person (other than the Borrower) that is a party to a Swap Contract with the Borrower, which Person is, or at the time of entry into such agreement was, a Lender or an Affiliate of a Lender. As of the Closing Date, there are no Swap Parties.

“Swing Line Commitment”: $25,000,000.

“Swing Line Lender”: BNP Paribas, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loans”: as defined in Section 2.3(a).

“Swing Line Note”: as defined in Section 2.3(j).

“Syndication Agent”: as defined in the preamble to this Agreement.

“Tangible Net Worth”: as of any date of determination with respect to any Person,

(a) the excess of Total Assets over Total Liabilities of such Person as of such date minus

(b) to the extent included in the calculation of Total Assets, the sum of (i) the total book value of the Total Assets of such Person properly classified as intangible assets under GAAP, including such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, and organizational or developmental expenses, plus (ii) any subscriptions receivable, plus (iii) loans by Borrower to, investments in, and receivables and other obligations from Borrower’s Capital Securities holders, Subsidiaries, other Affiliates, officers, employees or directors of such Person not in the ordinary course of business, plus (iv) any treasury stock.

“Taxes”: as defined in Section 4.14(a).

“Term Credit Agreement”: means that certain Loan Agreement, dated as of the date hereof, by and among the Borrower and the Term Lender, as it may be amended, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Term Intercreditor Agreement”: means that certain Term Intercreditor Agreement, dated as of the date hereof, by and among the Administrative Agent, the Term Lender, and the Borrower, as it may be amended, supplemented, or otherwise modified from time to time.

“Term Lender”: means Metropolitan Life Insurance Company, together with its successors and permitted assigns.

“Termination Date”: October 28, 2013 or, if such date shall not be a Business Day, the immediately preceding Business Day.

“Total Assets”: at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption “total assets” on a balance sheet of such Person for such period.

“Total Commitment”: the total aggregate amount of all Commitments of all Lenders, as it may be reduced or increased in accordance with Section 4.1(a) and Section 4.1(b). The Total Commitment on the Closing Date is $195,000,000.

“Total Liabilities”: at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption “total liabilities” on a balance sheet of such Person for such period. For the avoidance of doubt, “Total Liabilities” shall include liabilities with respect to commodity repurchase agreements.

“Tranche”: the collective reference to LIBO Rate Loans for which the then current Interest Periods applicable to all such LIBO Rate Loans begin on the same date and end on the same later date (whether or not such LIBO Rate Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.6(f).

“Type”: (i) as to any Loan, its nature as a Base Rate Loan or a LIBO Rate Loan and (ii) as to any Letter of Credit, its nature as a Documentary Letter of Credit or a Standby Letter of Credit.

“UCP”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended, modified or replaced from time to time.

“United States” or “U.S.”: the United States of America.

“United States Dollars” and “$”: dollars in lawful currency of the U.S.

“Unreimbursed Amount”: as defined in Section 3.6(a).

“Upfront Fee Letter”: the fee letter dated the date hereof between the Administrative Agent and the Borrower in connection with fees to be paid for the account of the Lenders on the Closing Date.

“Warehouseman”: each warehouse owner/operator and other third party storage companies that may, from time to time, have any of the Collateral in its care, custody, or control.

“Warehouseman Agreement”: each Landlord Waiver and Consent Agreement among Borrower, Collateral Agent, and each Warehouseman, in form and substance satisfactory to the Administrative Agent governing the Collateral Agent’s rights in the Borrower’s inventory under the control of the Warehouseman.

“Working Capital”: as of any date of determination with respect to any Person,

(a) the excess of Current Assets over Current Liabilities of such Person as of such date minus

(b) to the extent included in the calculation of Current Assets, the sum of (i) the total book value of the Current Assets of such Person properly classified as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, and organizational or developmental expenses, plus (ii) any subscriptions receivable, plus (iii) loans by Borrower to, investments in, and receivables and other obligations from Borrower’s Capital Securities holders, Subsidiaries, other Affiliates, officers, employees or directors of such Person not in the ordinary course of business, plus (iv) any treasury stock.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.3 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4 Accounting Terms.

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Lenders pursuant to Section 7.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis, except for any adjustments thereto which may be approved from time to time in writing by the Administrative Agent in their sole discretion. In the event any Accounting Changes (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) the Borrower shall prepare footnotes to each compliance certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by the Borrower and its Subsidiaries; (b) changes in accounting principles recommended by the Borrower’s certified public accountants; and (c) changes in accounting principles adopted by the Borrower that are among allowable principles required by GAAP.

SECTION 2. AMOUNT AND TERMS OF THE LOANS AND COMMITMENTS

2.1 Revolving Loans.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Commitment minus the sum of (a) its Commitment Percentage of all LC Obligations at such time and (b) its Commitment Percentage of all Swing Line Loans outstanding at such time; provided, that after giving effect to any borrowing of Revolving Loans, (A) the Aggregate Outstanding Extensions of Credit shall not exceed the Borrowing Base at such time, (B) the Aggregate Outstanding Extensions of Credit shall not exceed the Total Commitment at such time, and (C) such Lender’s Commitment Percentage of the Aggregate Outstanding Extensions of Credit shall not exceed its Commitment at such time.

(b) Revolving Loans shall be denominated only in United States Dollars. Revolving Loans may from time to time be (i) LIBO Rate Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 4.4. No Revolving Loan shall be made as a LIBO Rate Loan after the day that is one (1) month prior to the Termination Date.

(c) During the Commitment Period, the Borrower may borrow, prepay the Revolving Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

2.2 Procedure for Borrowing.

(a) Each borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable written request delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to 2:00 p.m. (New York City time) (i) in the case of a Base Rate Loan, on the date that is one Business Day prior to the requested Borrowing Date, and (ii) in the case of a LIBO Rate Loan, on the date which is three (3) Business Days prior to the requested Borrowing Date, specifying:

(i) the amount to be borrowed;

(ii) the requested Borrowing Date;

(iii) the date the principal of such Revolving Loan is due;

(iv) whether the borrowing is to be a LIBO Rate Loan, a Base Rate Loan or a combination thereof; and

(v) if the borrowing is to be entirely or partly of LIBO Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.

(b) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of such borrowing, and shall deliver such other information contained therein as any Lender may request.

(c) Each borrowing of Revolving Loans under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $250,000 or an integral multiple of $100,000 in excess thereof (or, if the then Available Commitments or the amount available hereunder for Loans are less than $250,000, such lesser amount) and (y) in the case of LIBO Rate Loans, $1,000,000 or an integral multiple of $500,000 in excess thereof.

(d) Subject to Section 6.2, as applicable, each Lender shall make the amount of its Commitment Percentage of such Loan available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing shall then be made available to the Borrower by the Administrative Agent by wire transfer to the account of the Borrower set forth on Schedule 2.2 (or such other accounts as may be notified in writing by the Borrower to the Administrative Agent from time to time) in like funds as received by the Administrative Agent.

2.3 Swing Line Loans.

(a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit under this Agreement available to the Borrower by making swing line loans in United States Dollars (individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment; provided, that no such Swing Line Loan shall be made if, after giving effect thereto, (i) the Aggregate Outstanding Extensions of Credit would exceed the Total Commitment or (ii) the Aggregate Outstanding Extensions of Credit would exceed the Borrowing Base at such time; provided, further that no Swing Line Loan shall be used to refinance an outstanding Swing Line Loan.

(b) All Swing Line Loans shall be made as Base Rate Loans and shall bear interest at a floating rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans that are Revolving Loans, which shall be paid upon maturity of such Swing Line Loans or the date of any earlier payment thereof. Notwithstanding anything to the contrary contained in this Agreement, Swing Line Loans shall not be entitled to be converted into LIBO Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the Borrower by wire transfer to the account of the Borrower set forth on Schedule 2.2 (or such other accounts as may be notified in writing by the Borrower to the Administrative Agent from time to time).

(c) Swing Line Loans shall have a maturity date of not more than five (5) Business Days, provided, that no Swing Line Loan shall mature later than the Termination Date. The Borrower shall pay to the Administrative Agent for the account of the Swing Line Lender the principal of and interest on each Swing Line Loan on the maturity date thereof.

(d) The Borrower shall give the Swing Line Lender and the Administrative Agent irrevocable notice of each Swing Line Loan borrowing in the form of a Notice of Borrowing, which notice must be received by the Swing Line Lender and the Administrative Agent prior to 3:00 p.m., New York City time on the requested borrowing date, specifying (i) the amount of each requested Swing Line Loan and (ii) the use of proceeds thereof.

(e) Swing Line Loans shall be in an amount equal to $100,000 or an integral multiple of $100,000 in excess thereof. Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make the applicable Swing Line Loan available to the Borrower prior to 5:00 p.m., New York City time, on the borrowing date requested by the Borrower in immediately available funds.

(f) If the Swing Line Lender shall not have received full repayment in cash of any Swing Line Loan on or before 3:00 p.m., New York City time, on the day that is five (5) Business Days after the making of such Swing Line Loan, the Swing Line Lender may request on behalf of the Borrower (and the Borrower hereby irrevocably directs the Swing Line Lender to make such request on its behalf) each Lender to make a Revolving Loan in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of such Swing Line Loan (a “Refunded Swing Line Loan”). Unless any of the events described in Section 9.1(f) shall have occurred (in which event the procedures of Section 2.3(g) below shall apply), each Lender shall make the proceeds of its Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender at the Swing Line Lender’s Applicable Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Revolving Loans shall be immediately applied to repay the Swing Line Loans.

(g) If prior to the making of any Revolving Loan pursuant to Section 2.3(f) above, one of the events described in Section 9.1(f) shall have occurred, each Lender shall, on the date such Revolving Loan was to have been made, purchase an undivided participation interest in the Refunded Swing Line Loan in an amount equal to its Commitment Percentage of such Refunded Swing Line Loan. Each Lender shall promptly transfer to the Swing Line Lender at the Swing Line Lender’s account set forth in Section 2.3(f) above, in immediately available funds, the amount of its participation.

(h) Whenever, at any time after the Swing Line Lender has received from any Lender or Lenders such Lender’s or Lenders’ participation interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender shall distribute ratably to each such Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s or Lenders’ participation interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, each such Lender shall return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(i) Each Lender’s obligation to make Revolving Loans referred to in Section 2.3(f) above and to purchase participation interests pursuant to Section 2.3(g) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, deduction, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or Event of Default other than, in respect of making Revolving Loans referred to in Section 2.3(f) above, as described in Section 9.1(f), (iii) any failure to satisfy any condition precedent to Extensions of Credit set forth in Section 6.2, (iv) any adverse change in the condition (financial or otherwise) of the Borrower, (v) any breach of this Agreement by either Borrower or any Lender, (vi) any reduction or termination of the Commitments or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, if the Borrower shall make any repayment of a Swing Line Loan after 3:00 p.m. (New York City time) on the fifth (5th) Business Day following the making of such Swing Line Loan and the Swing Line Lender shall have requested from the Lenders Refunded Swing Line Loans in accordance with Section 2.3(f) on account of such Swing Line Loan, such repayment shall be applied in the following order: first to any other Swing Line Loans outstanding at such time and second, to any outstanding Base Rate Loans (other than any Base Rate Loans made on the same day such repayment is made). If the amount of such repayment is greater than the outstanding amount of such Swing Line Loans and Base Rate Loans at the time such repayment is made (other than any Base Rate Loans made on the same day such repayment is made) and no Event of Default shall have occurred and be continuing, the Administrative Agent shall promptly remit the excess to the Borrower.

(j) The Borrower agrees that upon request of the Swing Line Lender, it shall execute and deliver a promissory note evidencing Swing Line Loans to be made to it in form and substance satisfactory to the Swing Line Lender (as amended, supplemented or otherwise modified from time to time, the “Swing Line Note”).

SECTION 3. LETTERS OF CREDIT

3.1 Letters of Credit.

(a) Subject to the terms and conditions hereof, each Issuing Lender severally agrees to issue, amend and extend letters of credit (“Letters of Credit”) for the account of the Borrower from time to time during the Commitment Period, at the request of the Borrower in accordance with Section 3.3, in an aggregate face amount at any one time outstanding not to exceed the Total Commitment minus the Aggregate Outstanding Extensions of Credit at such time; provided, that after giving effect to any Letter of Credit or amendment or extension thereto requested by the Borrower, (i) the Aggregate Outstanding Extensions of Credit shall not exceed the Borrowing Base at such time, (ii) the Aggregate Outstanding Extensions of Credit shall not exceed the Total Commitment at such time, (iii) the aggregate outstanding amount of LC Obligations shall not exceed the Credits Commitment at such time, (iv) no Lender’s Commitment Percentage of the Aggregate Outstanding Extensions of Credit shall exceed its Commitment at such time, and (v) Section 3.2 shall not be contravened.

(b) Each Letter of Credit shall be denominated in United States Dollars and shall:

(i) be either a Standby Letter of Credit or a Documentary Letter of Credit;

(ii) state a maximum liability thereunder; and

(iii) (A) in respect of Standby Letters of Credit, expire no later than the earlier of (x) the date that is twenty-four (24) months after the date of issuance or (y) the Termination Date and (B) in respect of Documentary Letters of Credit, expire no later than the earlier of (x) the date that is ninety (90) days after the date of issuance or (y) the date that is five (5) days prior to the Termination Date; provided, that Standby Letters of Credit may be issued that expire after the Termination Date then in effect, but before the date that is ninety (90) days thereafter, if such Standby Letters of Credit are Cash Collateralized at the time of issuance in an amount equal to 105% of the face amount of each such Standby Letter of Credit.

(c) The obligations of the LC Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.5 shall survive the Termination Date with respect to Letters of Credit until the earlier of (i) the expiration date for such Letters of Credit and (ii) the date such Letters of Credit are drawn and such drawings are repaid.

3.2 Issuance Caps.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to issue any Credit if, after giving effect to the issuance of such Credit, the aggregate outstanding LC Obligations attributed to Credits issued by such Issuing Lender exceeds such Issuing Lender’s Issuance Cap, provided, that subject to the terms and conditions hereof, each Issuing Lender may issue Credits on a discretionary basis during such time as the aggregate outstanding LC Obligations attributed to Credits issued by such Issuing Lender exceeds such Issuing Lender’s Issuance Cap, but the Issuing Lender shall have no obligation to do so.

3.3 Procedure for Issuance of Credits.

(a) The Borrower may from time to time request that any Issuing Lender issue or amend a Credit by delivering to such Issuing Lender and the Administrative Agent, if requested by such Issuing Lender and/or the Administrative Agent, an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request, and a Credit Request. In the case of a request for an initial issuance of any Credit, such Credit Request shall be in the form attached hereto as Annex III, shall include a form of such Credit, and shall specify:

(i) the maximum liability or, if no maximum liability is stated, the method of calculating such liability, under such Credit;

(ii) the currency in which the Credit is to be issued;

(iii) the requested date on which such Credit is to be issued;

(iv) the Type of Credit being requested;

(v) the name and address of the beneficiary of such Credit;

(vi) the expiration or termination date of such Credit (if it is a Letter of Credit);

(vii) the documents to be presented by the beneficiary thereof in the case of a drawing or demand for payment thereunder; and

(viii) the delivery instructions for such Credit.

In the case of a request for an amendment or extension of any outstanding Credit, such Credit Request shall be in the form attached hereto as Annex IV and shall specify in form and detail satisfactory to the Administrative Agent and the Issuing Lender thereof:

the Credit to be amended;

(ix) the requested date of the proposed amendment or extension;

(x) the nature of the proposed amendment or period of extension; and

(xi) the delivery instructions or other action for such amendment or extension.

Subject to the terms and conditions hereof, the applicable Issuing Lender shall issue, amend or extend such Credit on the first Business Day following the Business Day on which such Issuing Lender and the Administrative Agent receive the corresponding Credit Request; provided, that with respect to any Credit Request received by the applicable Issuing Lender and the Administrative Agent later than 3:00 p.m. (New York City time) on a Business Day, such Credit Request shall be deemed to have been delivered on the next succeeding Business Day and the requested date of issuance, amendment or extension, as applicable, shall be adjusted accordingly. Upon the effectiveness of any Credit or any amendment to an outstanding Credit, the Administrative Agent and the Lenders shall be entitled to assume that the Applications and certificates, documents and other papers and information requested by the applicable Issuing Lender in connection therewith were completed and delivered to the satisfaction of the Issuing Lender.

(b) The Borrower shall not request the issuance of, and no Issuing Lender shall issue, any Credit that has automatic extension provisions.

(c) Upon receipt of a Credit Request by an Issuing Lender, such Issuing Lender shall confirm with the Administrative Agent (by telephone and in writing) that the Administrative Agent has received a copy of such Credit Request and, if not, such Issuing Lender shall provide the Administrative Agent with a copy thereof. Upon receipt by such Issuing Lender of confirmation from the Administrative Agent in writing that the requested Credit, amendment or extension is permitted in accordance with the terms hereof, such Issuing Lender shall, on the requested date, issue a Credit for the account of the Borrower or enter into the applicable amendment or effect the applicable extension, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

(d) If any Issuing Lender shall issue, extend or amend any Credit without obtaining prior consent of the Administrative Agent (as provided in clause (c) above), such Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Credit outstanding under this Agreement (and therefore shall not be included when calculating the Aggregate Outstanding Extensions of Credit), and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment or extension, as the case may be, unless the Required Lenders expressly consent thereto; provided, however, that to be considered a Credit outstanding under this Agreement, the consent of all Lenders shall be required if any such issuance, amendment or extension is not then permitted hereunder by reason of the provisions of Section 3.1(a) or Section 3.1(b).

(e) Notwithstanding anything herein to the contrary, the Issuing Lenders are under no obligation to issue or provide any Credit unless consented to by the applicable Issuing Lender and the Administrative Agent if:

(i) Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing or providing such Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance or provision of such type of Credit generally or such Credit in particular or shall impose upon such Issuing Lender with respect to such Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii) such Credit is not in form and substance reasonably acceptable to such Issuing Lender or the issuance and/or provision of such Credit shall violate any applicable policies of such Issuing Lender.

(f) Within one (1) Business Day after its delivery of any Credit or any amendment to a Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof shall also deliver to the Borrower and the Administrative Agent a true and complete copy of such Credit or amendment, and within one (1) Business Day of the effectiveness of any extension of any Credit, the relevant Issuing Lender shall deliver to the Borrower and the Administrative Agent notice of the terms of such extension.

3.4 Fees, Commissions and Other Charges.

(a) Letter of Credit Fees.

(i) The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the LC Participants, a letter of credit commission on each Letter of Credit (x) in respect of each Standby Letter of Credit, at a rate per annum equal to the Applicable LC Fee Rate on the average daily undrawn amount of such Letter of Credit during the period from the date of issuance through and including the date of drawing of the entire amount or expiration or termination thereof, payable in arrears on each LC Fee Payment Date and (y) in respect of each Documentary Letter of Credit, in an amount equal to the Applicable LC Fee Rate flat for each ninety (90) day period or part thereof between the date of issuance and the expiration date on the face amount of such Letter of Credit payable in advance on the date of issuance and amendment thereof, provided, that such letter of credit commissions with respect to each Letter of Credit shall not be less than $600, and, in each case, shall be payable to the LC Participants and the applicable Issuing Lender to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions shall in each such case be nonrefundable.

(ii) The Borrower shall pay to the Administrative Agent, for the sole account of the applicable Issuing Lender a Letter of Credit fronting commission on each Letter of Credit (x) in respect of each Standby Letter of Credit, at a rate per annum equal to 0.25% on the average daily undrawn amount of such Letter of Credit during the period from the date of issuance through and including the date of drawing of the entire amount or expiration or termination thereof, payable in arrears on each LC Fee Payment Date and (y) in respect of each Documentary Letter of Credit, in an amount equal to 0.25% (flat) for each ninety (90) day period or part thereof between the date of issuance and the expiration date payable in advance on the date of issuance and amendment thereof, provided, that such letter of credit fronting commissions with respect to each Letter of Credit shall not be in an amount less than $600. Such fronting commissions shall in each such case be nonrefundable.

(iii) The Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender, a negotiation fee with respect to each drawing under each Letter of Credit requested by it equal to 0.10% (flat) multiplied by the amount of such drawing, provided, that such negotiation fee with respect to each drawing under each Letter of Credit shall not be less than $250, and, in each case, shall be payable to the applicable Issuing Lender. Such fee shall be payable on the last day of each month with respect to all drawings during such month and shall in each such case be nonrefundable.

(b) Other Charges. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by each Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit (including, without limitation, an amendment fee of $150 for each amendment) (for the avoidance of doubt, such customary costs and expenses shall include any customary fees, costs and expenses charged by any correspondent bank of the Issuing Lender in connection therewith).

(c) Distribution of Fees. The Administrative Agent shall, promptly following its receipt thereof, distribute to the relevant Issuing Lenders and the LC Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.4.

3.5 LC Participations.

(a) Each Issuing Lender irrevocably, absolutely and unconditionally agrees to grant and hereby grants to each LC Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each LC Participant irrevocably, absolutely and unconditionally agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such LC Participant’s own account and risk, an undivided participation interest in such Issuing Lender’s obligations and rights under each Credit issued by such Issuing Lender hereunder and the amounts (including, without limitation, all Reducing LC Payments) paid by the Issuing Lender thereunder or in connection therewith equal to such LC Participant’s Commitment Percentage.

(b) If the Borrower fails to reimburse the applicable Issuing Lender pursuant to Section 3.6(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent (with a copy to the Borrower), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. Immediately upon receipt of such notice from the applicable Issuing Lender, the Administrative Agent shall notify each LC Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount of such LC Participant’s Commitment Percentage thereof, such LC Participant shall immediately pay to the Administrative Agent for the account of such Issuing Lender such percentage thereof, without setoff, deduction, recoupment, defense, or counterclaim of any nature whatsoever.

(c) If any amount shall be payable by any LC Participant to the applicable Issuing Lender pursuant to Section 3.5(b) in respect of any Unreimbursed Amount, such LC Participant shall pay on demand to such Issuing Lender from its Applicable Lending Office for the Type of Credit for which reimbursement is being sought the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by such Issuing Lender or such higher overnight rate then in effect in accordance with banking industry rules or standard practices in New York, New York on interbank compensation, as determined by the applicable Issuing Lender, during the period referred to in the following clause (iii), times (iii) a fraction the numerator of which is the number of days that elapse during the period from and including the date of such Issuing Lender’s payment of the demand or drawing which gave rise to such Unreimbursed Amount to the date of such payment by such LC Participant to such Issuing Lender, and the denominator of which is 360 plus any administrative, processing or similar fees charged in accordance with banking industry standard practices in New York, New York, as determined by the applicable Issuing Lender. If any such amount required to be paid by any LC Participant pursuant to Section 3.5(b) is not in fact made available to the applicable Issuing Lender by such LC Participant within two (2) Business Days after the Administrative Agent’s notice to the LC Participants under Section 3.5(b), the rate referred to in clause (ii) of the preceding sentence shall immediately increase by two percent (2%). A certificate of the applicable Issuing Lender submitted to any LC Participant with respect to any amounts owing under this Section 3.5 shall be conclusive in the absence of manifest error.

(d) Whenever, at any time after any Issuing Lender has made payment under any Credit and has received from any LC Participant its Commitment Percentage of such payment in accordance with Section 3.5(b), such Issuing Lender receives any payment related to such Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof for the period from and after the date on which the LC Participant made its payment under Section 3.5(b), such Issuing Lender shall distribute to such LC Participant its Commitment Percentage thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such LC Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(e) Each LC Participant’s obligation to acquire participations and make payments pursuant to this Section 3.5 in respect of Credits is absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, deduction, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in Section 6.2, (iv) any adverse change in the condition (financial or otherwise) of the Borrower, (v) any breach of this Agreement by the Borrower or any Lender, (vi) any amendment, renewal or extension of any Credit in accordance with the terms of this Agreement, (vii) any reduction or termination of the Commitments or (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.6 Reimbursement Obligations of the Borrower.

(a) Upon receipt from the beneficiary of any Credit of any notice of a drawing or demand for payment under such Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent thereof. Such Issuing Lender shall also give the Administrative Agent prompt notice of receipt of a request for a Reducing LC Payment. If the Borrower obtains written notice from any Issuing Lender of a drawing or demand for payment under a Credit on any Business Day, the Borrower shall reimburse such Issuing Lender for the Unreimbursed Amount of such Credit no later than 3:00 p.m. New York City time on the Business Day immediately following the Business Day upon which such notice was received by the Borrower. The Borrower shall reimburse the applicable Issuing Lender no later than 3:00 p.m. New York City time on the day such Issuing Lender makes a Reducing LC Payment for the Unreimbursed Amount of such Reducing LC Payment. Each of the foregoing reimbursements shall be made directly to the applicable Issuing Lender at its Applicable Lending Office in immediately available funds in an amount equal to (i) the amount so paid by such Issuing Lender in connection with such drawing, payment or request for Reducing LC Payment and (ii) any taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender (each such amount that has not been reimbursed by the Borrower being, an “Unreimbursed Amount”).

(b) Interest shall be payable on any and all Unreimbursed Amounts from and including the date of payment by any Issuing Lender to the applicable beneficiary until payment by the Borrower in full at the rate set forth in Section 4.3(c).

3.7 Obligations Absolute.

(a) The Borrower’s obligations under this SECTION 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, recoupment, counterclaim, or defense to payment which the Borrower may have or have had against any Issuing Lender, the Administrative Agent, any beneficiary of a Credit, or any other Person.

(b) The Borrower also agrees with the Lenders that neither any applicable Issuing Lender nor its Nominated Persons shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.6 shall not be affected or reduced by, among other things,

(i) acts or omissions of any other Person, including, without limitation, any beneficiary or transferee of any Credit;

(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Credit or rights or benefits thereof or proceeds thereunder in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) the form, accuracy, falsification, legal effect, validity, sufficiency, or genuineness of documents or drafts, even if such documents or drafts should in fact prove to be in any or all respects in improper form, inaccurate, false, invalid, insufficient, fraudulent or forged;

(iv) failure of any draft to bear any reference or adequate reference to any Credit, or failure of documents to accompany any draft, or failure of any Person to note the amount of any draft on the reverse of any Credit or to surrender or take up any Credit or to send forward documents apart from drafts as required by the terms of any Credit; each of which provisions, if contained in any Credit itself, it is agreed may be waived by the applicable Issuing Lender;

(v) compliance with any laws, customs and regulations which may be effective in countries of issuance, presentation under, negotiation and/or payment of any Credit or any ruling of any court or governmental authority or agency, or any control or restriction rightfully or wrongfully exercised by any government or group asserting or exercising governmental or paramount powers;

(vi) the acceptance by the applicable Issuing Lender as complying with the applicable Credit of any draft or document drawn, issued or presented under such Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party identified in such Credit as the party permitted to draw, issue or present such draft or document;

(vii) any error, neglect, insolvency or failure of business or default of any of the applicable Issuing Lender’s Nominated Persons;

(viii) any delay, omission, interruption, loss in transit, or mutilation or other errors arising in (A) transmission, dispatch or delivery of any document or draft or proceeds thereof or (B) transmission, dispatch or delivery of any messages by mail, cable, telegraph, wireless or otherwise, whether or not they be in code;

(ix) the description, weight, existence, character, quality, quantity, condition, packing, value or delivery of the property, services or performance purporting to be represented by documents or errors in translation or errors in interpretation of technical terms;

(x) any difference in character, quality, quantity, condition or value of the property from that expressed in documents;

(xi) the time, place, manner or order in which shipment is made;

(xii) any partial or incomplete shipment or failure or omission to ship any or all of the property referred to in any Credit;

(xiii) the character, adequacy, validity or genuineness of any insurance;

(xiv) the solvency or responsibility of any insurer, or the acts or omissions, performance or standing of any insurer, or any other risk connected with insurance;

(xv) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or the shipping thereof;

(xvi) the solvency, responsibility, performance or standing of, or the acts or omissions of, any consignor, carrier, forwarder or consignee of any goods or any other Person;

(xvii) any delay in arrival or failure to arrive of either the property or any of the documents relating thereto;

(xviii) any delay in giving or failure to give notice of arrival or any other notice;

(xix) any claim, breach of contract or dispute between the beneficiary, shippers or vendors and the Borrower;

(xx) any waiver of any requirement in a Credit that exists for the applicable Issuing Lender’s protection and not the protection of the Borrower or any waiver which does not in fact materially prejudice the Borrower;

(xxi) any payment made in respect of a draft or document presented after the date specified as the expiration date of, or the date by which documents must be received under, such Credit if payment after such date is authorized by the ISP, the Uniform Commercial Code or the UCP, as applicable;

(xxii) without limiting the foregoing, any consequences arising (A) from the interruption of the applicable Issuing Lender’s business, Acts of God, riots, civil commotions, insurrections, war, acts of terrorism, strikes, lockouts, or other causes beyond the applicable Issuing Lender’s control, (B) from any act or omission by the applicable Issuing Lender or any of its Nominated Persons, Affiliates or agents or any bank whose services are utilized for the purpose of giving effect to the Borrower’s instructions, in each case if not done or omitted with the applicable Issuing Lender’s gross negligence or willful misconduct, or (C) from the failure of another bank to carry out instructions transmitted by the applicable Issuing Lender, whether such other bank was selected by the Borrower, the applicable Issuing Lender or any other Person; or

(xxiii) any payment by the applicable Issuing Lender against presentation of any document or certificate that does not strictly comply with the terms of such Credit, or any payment made by the applicable Issuing Lender under any Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Credit, including arising in connection with any proceeding of the type described in Section 9.1(f) with respect to the beneficiary; and none of the above shall affect, impair or prevent the vesting of any of the applicable Issuing Lender’s rights or powers hereunder. If any Credit provides that payments are to be made by the applicable Issuing Lender’s Nominated Person, neither the applicable Issuing Lender nor such Nominated Person shall be responsible for the failure of any of the documents specified in such Credit to come into the applicable Issuing Lender’s possession or for any delay in connection therewith, and the Borrower’s obligations under this Agreement shall not be affected by such failure or delay in the receipt by the applicable Issuing Lender of any such documents.

(c) In addition to the exculpatory provisions contained in the UCP, the Uniform Commercial Code of the State of New York (as in effect from time to time) and/or the ISP, as applicable, the applicable Issuing Lender and such Issuing Lender’s Nominated Persons shall not be responsible for, and the Borrower’s obligation to reimburse such Issuing Lender shall not be affected or reduced by, any action or inaction required or permitted under, in respect of Letters of Credit, the Uniform Commercial Code of the State of New York (as in effect from time to time), the UCP or the ISP, in each case as applicable.

(d) In furtherance and extension and not in limitation of the provisions set forth in this Section 3.7, the Borrower agrees that:

(i) any action taken by the Issuing Lenders or by any Nominated Person or any inaction or omission by the Issuing Lenders or them under or in connection with any Credit or the relative drafts or documents, if not taken or omitted with gross negligence or willful misconduct, shall be binding on the Borrower and shall not put the applicable Issuing Lender or such Issuing Lender’s Nominated Person under any resulting liability to the Borrower; and

(ii) the applicable Issuing Lender shall not be excused from liability to the Borrower to the extent, but only to the extent, of any direct damages (as opposed to special, indirect, punitive, consequential or exemplary, damages or claims, which are hereby waived by the Borrower), suffered by the Borrower which the Borrower proved were caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Credit comply with the terms thereof, provided, that (i) the applicable Issuing Lender may accept documents that appear on their face to be in order and substantially comply with the terms of the Credit, without responsibility for further investigation, regardless of any notice or information to the contrary and without any responsibility to make any inquiry as to the validity or accuracy thereof or any other inquiry, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Credit, (ii) the applicable Issuing Lender shall have the right, in its sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Credit and (iii) this sentence shall establish the standard of care to be exercised by the applicable Issuing Lender when determining whether drafts and other documents presented under a Credit comply with the terms thereof (and the Borrower hereby waives, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.8 Role of the Issuing Lenders.

The Issuing Lenders shall not be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Credit at the request or with the approval or deemed approval of the Required Lenders; (ii) any action taken or omitted in respect of any Credit in the absence of gross negligence or willful misconduct; (iii) the due execution, effectiveness, validity or enforceability of any Credit or any document delivered in connection with the issuance or payment of such Credit; or (iv) any matter set forth in Section 3.7.

3.9 Successor Issuing Lenders.

(a) Any Issuing Lender may resign as an Issuing Lender upon sixty (60) days prior written notice to the Administrative Agent, the Lenders and the Borrower, provided, that any such resignation shall be subject to the condition that after giving effect thereto and the appointment of any successor pursuant to this Section 3.9, the aggregate Issuance Caps shall not be less than the Total Commitment. If any Issuing Lender shall resign, then the Borrower may appoint from among the Lenders a successor issuer of Credits, whereupon, if such Lender shall accept such appointment (in its sole discretion), such successor issuer shall succeed to the rights, powers and duties of the resigning Issuing Lender under this Agreement and the other Loan Documents, and the term “Issuing Lender” shall include such successor issuer of Credits effective upon such appointment. At the time such resignation shall become effective the Borrower shall pay to the resigning Issuing Lender all accrued and unpaid fees payable by it pursuant to Section 3.4. The acceptance of any appointment as an Issuing Lender hereunder in accordance with this Agreement, shall be evidenced by an agreement entered into by such successor issuer of Credits, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor issuer of Credits shall become an “Issuing Lender” hereunder. After the resignation of any Issuing Lender hereunder, the resigning Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Credits issued by it prior to such resignation, but shall not be required to issue additional Credits. In connection with any resignation pursuant to this Section 3.9 (but only to the extent that a successor issuer of Credits shall have been appointed), either (i) the Borrower, the resigning Issuing Lender and the successor issuer of Credits shall arrange to have any outstanding Credits issued or provided by the resigning Issuing Lender replaced with Credits issued or provided by the successor issuer of Credits or (ii) the Borrower shall cause the successor issuer of Credits, if such successor issuer is satisfactory to the resigning Issuing Lender (in its sole discretion), to issue “back-stop” Letters of Credit naming the resigning Issuing Lender as beneficiary for each outstanding Credit issued by the resigning Issuing Lender, which new Letters of Credit shall have a face amount equal to the Credits being back-stopped and the sole requirement for drawing on such new Credits shall be a drawing on the corresponding back-stopped Credits. After any resigning Issuing Lender’s resignation as an Issuing Lender, the provisions of this Agreement relating to such Issuing Lender shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Lender under this Agreement or (B) at any time with respect to Credits issued by it.

(b) To the extent that there are, at the time of any resignation as set forth in Section 3.9(a) above, any outstanding Credits, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Credits (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning Issuing Lender and the successor issuer of Credits shall have the additional obligations regarding outstanding Credits described in Section 3.9(a) above.

3.10 Application.

To the extent that any provision of any Application related to any Credit is inconsistent with the provisions of this SECTION 3, the provisions of this SECTION 3 shall apply.

3.11 UCP; ISP.

Each Letter of Credit (other than each Standby Letter of Credit), except as otherwise herein or therein expressly stated, is subject to the UCP and to the extent not inconsistent therewith, shall also be subject to the Laws of the State of New York, as in effect from time to time. Each Standby Letter of Credit, except as otherwise herein or therein expressly stated, is subject to ISP, and to the extent not inconsistent therewith, shall also be subject to the Laws of the State of New York, as in effect from time to time.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND CREDITS

4.1 Increase, Reduction and Termination of Commitments.

(a) Reduction or Termination of Commitments. The Borrower shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Aggregate Outstanding Extensions of Credit would exceed the Total Commitment then in effect. Any such reduction shall be in an amount equal to $1,000,000 or an integral multiple of $500,000 in excess thereof and shall reduce permanently the Commitments then in effect.

(b) Increases in Commitments. The Commitments may be increased, with the consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Lenders, the Increasing Lenders, and the Borrower, at any time and from time to time, prior to the Termination Date in an aggregate principal amount of up to $55,000,000 as follows:

(i) Not more than thirty (30) and not less than fifteen (15) days prior to the proposed effective date of such increase in Commitments, the Borrower may make a written request for such increase to the Administrative Agent, who shall forward a copy of any such request to each of the Lenders. Each request by the Borrower pursuant to the immediately preceding sentence shall specify a proposed effective date of such increase (the “Requested Increase Effective Date”), the aggregate amount of such requested increase in Commitments, which shall not be less than $10,000,000 (the “Increase Amount”), and shall constitute an invitation to each Lender to increase its Commitment by a ratable portion of such Increase Amount.

(ii) Each Lender, acting it its sole discretion and with no obligation to increase its Commitment pursuant to this Section 4.1(b), shall by written notice to the Borrower and the Administrative Agent advise the Borrower and the Administrative Agent whether or not such Lender agrees to all or any portion of such increase in Commitment. Any such Lender may, in its sole discretion, accept all of such ratable increase, a portion of such increase, or decline to accept any of such increase in Commitment. Promptly following the receipt of such acceptances or declinations, the Administrative Agent shall notify the Borrower of the results of such request to the Lenders to so increase the Commitments by the Increase Amount.

(iii) If the aggregate amount of the increases in Commitment which the Lenders have accepted in accordance with clause(ii) of this Section 4.1(b) shall be less than the Increase Amount, the Borrower and the Administrative Agent (subject to the approval of the Agents, the Swing Line Lender and the Issuing Lenders) may offer to such additional Persons as may be agreed by the Borrower and the Administrative Agent (“New Lenders”) the opportunity to make available such amount of new Commitments as may be required so that the aggregate increases in Commitments by the existing Lenders and new Commitments by the New Lenders shall equal the Increase Amount. The effectiveness of all such increases in Commitments are subject to the satisfaction of the following conditions: (A) each Lender that so elects to increase its Commitments (each an “Increasing Lender”), each New Lender, the Administrative Agent, each Issuing Lender, the Swing Line Lender and the Borrower shall have executed and delivered an agreement, substantially in the form of Exhibit E (an “Increase and New Lender Agreement”); (B) any fees and other amounts (including, without limitation, pursuant to Section 11.5) payable by the Borrower in connection with such increase shall have been paid; (C) any other amounts then due hereunder shall have been paid and (D) delivery of a certificate of a Responsible Officer of the Borrower as to the matters set forth in Section 6.2(b), Section 6.2(c), and Section 6.2(d).

(iv) Upon the Requested Increase Effective Date, Schedule 1.0 of the Increase and New Lender Agreement, which shall reflect the Commitments and Commitment Percentages of the Lenders at such time, shall be deemed to supersede Schedule 1.0B hereto without any further action or consent of any party (other than in respect of the Swing Line Commitment). The Administrative Agent shall cause a copy of such revised Schedule 1.0B to be available to the Issuing Lenders and the Lenders.

4.2 Commitment Fee.

The Borrower agrees to pay the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to but not including the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount equal to the Commitment of such Lender minus such Lender’s Commitment Percentage of the Aggregate Outstanding Extensions of Credit (excluding the aggregate principal amount of Swing Line Loans) during the period for which payment is made, payable monthly in arrears on the last Business Day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and the Termination Date, commencing on the first of such dates to occur after the date hereof.

4.3 Interest Rates and Payment Dates.

(a) Each LIBO Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) If any Event of Default shall have occurred and be continuing, then during the continuance of such Event of Default (i) the principal amount of the Loans and Reimbursement Obligations and (ii) any other amounts payable hereunder or under any of the other Loan Documents not paid when due shall bear interest (after as well as before judgment) at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans that are Revolving Loans plus two percent (2%).

(d) Interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date. Interest under Section 3.5(c) and Section 4.3(c) shall also be payable upon demand.

(e) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

4.4 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to Convert LIBO Rate Loans to Base Rate Loans by giving the Administrative Agent an irrevocable Notice of Continuation/Conversion prior to 2:00 p.m., New York City time, at its New York office, one (1) Business Day before the date of such Conversion, such notice specifying the amount and the date such Conversion is to be made, provided, that any such Conversion of LIBO Rate Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to Convert Base Rate Loans (which are Revolving Loans) to LIBO Rate Loans by giving the Administrative Agent an irrevocable Notice of Continuation/Conversion prior to 2:00 p.m., New York City time, at its New York office, three (3) Business Days before the date of such Conversion. Any such notice of Conversion to LIBO Rate Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBO Rate Loans and Base Rate Loans may be Converted as provided herein, provided, that no Base Rate Loan may be Converted into a LIBO Rate Loan after the date that is two weeks prior to the Termination Date.

(b) Any LIBO Rate Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving the Administrative Agent an irrevocable Notice of Continuation/Conversion prior to 2:00 p.m., New York City time, at its New York office, three (3) Business Days before the date that such LIBO Rate Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, specifying the length of the next Interest Period to be applicable to such Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If the Borrower fails to give timely notice requesting a Continuation, then the applicable Loans shall be made as, or Converted to, Base Rate Loans. Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.

(c) During the existence of an Event of Default, no Loans may be requested as, Converted to or Continued as LIBO Rate Loans.

4.5 Minimum Amounts of Tranches; Maximum Number of Tranches.

(a) All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to the minimum amounts required under Section 2.2.

(b) No more than ten (10) Tranches of LIBO Rate Loans shall be outstanding at any one time.

4.6 Repayment of Loans; Evidence of Debt.

(a) The Borrower unconditionally promises to pay to the Administrative Agent for the account of the applicable Lender the then unpaid principal amount of each Loan, Reimbursement Obligation and other Obligations under the Loan Documents of the Borrower owing to such Lender on the Termination Date (or such earlier date on which the Loans mature or Reimbursement Obligations (or other Obligations) are payable in accordance with this Agreement). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Loans and Reimbursement Obligations from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.3.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the Commitment of such Lender, (ii) the amount of each Loan made hereunder, any Note evidencing such Loan, the maturity date thereof and the Interest Period, if any, applicable thereto, each Credit, the expiration date of each Credit (which is a Letter of Credit), and the Type of such Loan or Credit, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) Pursuant to and subject to Section 11.6(d), the entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.6(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans and other Extensions of Credit made by such Lender in accordance with the terms of this Agreement. In accordance with Section 11.6(d), absent manifest error, in the event of any discrepancy between the Register and the records of any Lender as to the existence and amounts of the Obligations, the Register shall control.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower shall execute and deliver to such Lender a promissory note evidencing the Loans of such Lender, substantially in the form of Exhibit G, with appropriate insertions as to date and principal amount (as amended, modified or supplemented from time to time, a “Note”).

4.7 Optional Prepayments.

The Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three (3) Business Days prior to the proposed prepayment date in the case of LIBO Rate Loans and at least one (1) Business Day prior to the proposed prepayment date in the case of Base Rate Loans, which notice shall specify (x) the date and amount of prepayment, (y) which Loans shall be prepaid and (z) whether the prepayment is of LIBO Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided, that if a LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.15. Upon receipt of any such notice the Administrative

Agent shall promptly notify each Lender (or in the case of prepayment of a Swing Line Loan, the Swing Line Lender) thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.15. Partial prepayments pursuant to this Section shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

4.8 Mandatory Prepayments.

(a) Subject to Section 4.15, if at any time, the Aggregate Outstanding Extensions of Credit exceed the lesser of the Borrowing Base and the Total Commitment at such time then the Borrower shall, within two (2) Business Days after the occurrence thereof, prepay the Loans and/or Cash Collateralize Credits in an amount so that after giving effect to any such action, the Aggregate Outstanding Extensions of Credit do not exceed the lesser of the Borrowing Base and the Total Commitment at such time.

(b) Each prepayment of Loans under Section 4.8(a) shall be applied first to Swing Line Loans and second to Revolving Loans.

4.9 Computation of Interest and Fees.

(a) Interest on LIBO Rate Loans and all fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest on Base Rate Loans shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual number of days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of the LIBO Rate for any LIBO Rate Loans outstanding. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.3.

4.10 Inability to Determine Interest Rate.

(a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant LIBO Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the relevant LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give e-mail or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.

(b) If such notice is given pursuant to Section 4.10(a)(i) or Section 4.10 (a)(ii) with respect to any Loans, (x) any such LIBO Rate Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (y) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to LIBO Rate Loans shall continue as Base Rate Loans and (z) any outstanding LIBO Rate Loans shall be Converted to Base Rate Loans on the last day of the applicable Interest Period. Until such notice has been withdrawn by the Administrative Agent, no further LIBO Rate Loans shall be made or Continued as such, nor shall the Borrower have the right to Convert Base Rate Loans to LIBO Rate Loans.

(c) The Administrative Agent shall withdraw (i) any such notice pursuant to Section 4.10(a)(i) if the Administrative Agent determines that the relevant circumstances have ceased to exist and (ii) any such notice pursuant to Section 4.10(a)(ii) upon receipt of notice from the Required Lenders that the relevant circumstances described in Section 4.10(a) have ceased to exist.

4.11 Pro Rata Treatment and Payments.

(a) Each borrowing of Revolving Loans hereunder, each participation in Swing Line Loans, each participation in Credits, each reduction of the Total Commitment and each payment of the fees under Section 3.4(a) and Section 4.2 shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans and Reimbursement Obligations shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans and Reimbursement Obligations (or participations therein) then held by the Lenders, but principal payments shall be applied first to Reimbursement Obligations, second to Base Rate Loans, and third to LIBO Rate Loans.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 3:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 11.2, in United States Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received, and notify the Lenders of such distribution promptly thereafter. If any payment hereunder (other than payments on LIBO Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBO Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or such higher overnight rate then in effect in accordance with banking industry rules or standard practices in

New York, New York on interbank compensation, as determined by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent plus any administrative, processing or similar fees charged in accordance with banking industry standard practices in New York, New York, as determined by the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.11 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount for its own account with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower. The failure by any Lender to make a payment required under this Agreement or any other Loan Document, whether on account of any Loan, Credit or otherwise, shall not affect the obligations of any other Lender under this Agreement or the other Loan Documents, and no Lender shall be responsible for the failure of any other Lender to comply with its obligations under this Agreement or any other Loan Document or be released from its obligations hereunder or thereunder as a result thereof.

4.12 Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBO Rate Loans or to issue or provide Credits as contemplated by this Agreement, (a) the agreement of such Lender hereunder to make or maintain LIBO Rate Loans, or issue or provide Credits, Continue LIBO Rate Loans as such and, Convert Base Rate Loans to LIBO Rate Loans, as applicable, shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as LIBO Rate Loans, if any, shall be Converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law.

4.13 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any LIBO Rate Loan made by it, any Credit issued, provided or participated in by it or any participation by it in any Swing Line Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.14(a) and changes in the rate of tax on the overall net income of such Lender);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBO Rate; or

(iii) does or shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, Converting into, Continuing or maintaining LIBO Rate Loans or issuing, providing and maintaining Credits or holding an interest in the applicable Issuing Lender’s obligations thereunder or of holding a participation interest in Swing Line Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly, after receiving notice and the applicable certificate as specified in Section 4.13(c), pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any Requirement of Law regarding capital adequacy or with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of this Agreement, its obligations hereunder or under Credits to a level below that which such Lender or such Person would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly after receiving notice and the applicable certificate as specified in Section 4.13(c), pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, any Lender may use any method of averaging and attribution as it shall deem applicable.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.13, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate with supporting calculations as to any additional amounts payable pursuant to this Section 4.13 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

(d) The Administrative Agent and each Lender or Transferee hereby agrees that, upon the occurrence of any circumstances entitling the Administrative Agent or such Lender or Transferee to additional amounts pursuant to this Section 4.13, the Administrative Agent or such Lender or Transferee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of the Administrative Agent or such Lender or Transferee, be otherwise disadvantageous to the Administrative Agent or such Lender or Transferee in any respect.

(e) For the avoidance of doubt, this Section 4.13 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued subsequent to the date of this Agreement in connection with the Dodd—Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), or the United States financial regulatory authorities, adopted, issued, promulgated or implemented subsequent to the date of this Agreement

4.14 Taxes.

(a) Any and all payments by or on behalf of the Borrower under or in respect of this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”) or Other Taxes, unless otherwise required by any Requirement of Law, excluding (i) Taxes imposed on the overall net income of the Administrative Agent or any Lender (or Transferee) and franchise taxes in lieu thereof in each case imposed by the jurisdiction under the Laws of which it is organized or of its Applicable Lending Office (other than as a result of entering into this Agreement or the other Loan Documents, performing any obligations hereunder or thereunder, receiving any payments hereunder or thereunder or enforcing any rights hereunder or thereunder) and (ii) any Taxes that are attributable solely to the failure of any Lender to comply with Section 4.14(f), which failure shall be continuing for five (5) Business Days after notice from the Borrower to such Lender (all such nonexcluded Taxes and Other Taxes, collectively or individually, “Non-Excluded Taxes”). If the Borrower shall be required to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 4.14) such Lender or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (iii) the Borrower shall make such deductions and (iv) the Borrower shall pay the full amount deducted to the relevant Government Authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay in accordance with applicable law any current or future stamp, intangibles, recording, documentary, excise or property or similar taxes, charges or levies (including, without limitation, mortgage recording taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or under any other Loan Documents, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (“Other Taxes”).

(c) The Borrower hereby agrees to indemnify each Lender, the Administrative Agent and each Transferee for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes and Other Taxes in respect of this Agreement, any other Loan Document, any Loan or any Credit and all payments received by it in respect of the foregoing, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.14, imposed on or paid by such Lender, the Administrative Agent or such Transferee, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this Section 4.14(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Borrower under the indemnity set forth in this Section 4.14(c) shall be paid within ten (10) days from the date on which the applicable Lender, the Administrative Agent, or the applicable Transferee, as the case may be, makes written demand therefor. A certificate as to the amount of such payment or liability prepared by a Lender, or the Administrative Agent on its behalf and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive, and binding for all purposes.

(d) Each Lender, the Administrative Agent and each Transferee shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by the Borrower to assist the Borrower, at the sole expense of the Borrower, to recover from the relevant taxation authority or other Governmental Authority any Taxes in respect of which amounts were paid by the Borrower pursuant to Section 4.14(a), Section 4.14(b), Section 4.14(c) with respect to amounts paid or payable to such Lender, the Administrative Agent or such Transferee. However, neither any Lender, the Administrative Agent nor any Transferee shall be required to take any action that would be, in the sole judgment of such Lender, the Administrative Agent or such Transferee, legally inadvisable, or commercially or otherwise disadvantageous to such Lender, the Administrative Agent or such Transferee in any respect.

(e) Within thirty (30) days after the date of any payment of Taxes, the Borrower (or any Person making such payment on behalf of the Borrower) shall furnish to the applicable Lender or Transferee and the Administrative Agent a certified copy of the original official receipt evidencing payment thereof.

(f) Each Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), shall deliver to the Borrower and the Administrative Agent two duly completed copies of either (i) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (ii) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form. Each Lender (or Transferee) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender (or Transferee) is entitled to a complete exemption from U.S. Federal backup withholding tax on payments made pursuant to this Agreement. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a participant, on or before the date such participant becomes a participant hereunder) and on or before the date, if any, such Lender changes its Applicable Lending Office unless each of the Applicable Lending Office prior to such designation and the new Applicable Lending Office are located within the United States. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section 4.14(f), a Lender shall not be required to deliver any form pursuant to this Section 4.14(f) that such Lender is not legally able to deliver.

(g) The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to Section 4.14(a), or to indemnify any Lender pursuant to Section 4.14(c), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms, as applicable to such Lender, pursuant to Section 4.14(c), (ii) such form or forms not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor Applicable Lending Office which has the effect of causing the Borrower to become obligated to make payments under this Section 4.14 in excess of those in effect immediately prior to such designation; provided, however, that notwithstanding the foregoing, the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to Section 4.14(a), and to indemnify any such Lender pursuant to Section 4.14(c), if (i) any such failure to deliver a form or forms or the failure of such form or forms to establish a complete exemption from U.S. federal withholding tax or such inaccuracy or untruth contained therein resulted from (A) a change in any applicable Law or any interpretation of any Law occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms untrue or inaccurate in a material respect or (B) such Lender’s reasonable determination that it is otherwise legally inadvisable or commercially disadvantageous to so comply or (ii) the redesignation of the Lender’s Applicable Lending Office was made at the request of the Borrower.

(h) The Administrative Agent and each Lender or Transferee hereby agrees that, upon the occurrence of any circumstances entitling the Administrative Agent or such Lender or Transferee to additional amounts pursuant to this Section 4.14, the Administrative Agent or such Lender or Transferee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of the Administrative Agent or such Lender or Transferee, be otherwise disadvantageous to the Administrative Agent or such Lender or Transferee in any respect.

(i) The agreements in this Section 4.14 shall survive the termination of this Agreement and the Commitments and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

(j) Nothing contained in this Section 4.14 shall require any Lender (or any Transferee) or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.15 Indemnity.

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) which such Lender may sustain or incur resulting from (a) any failure by the Borrower in making a borrowing of, Conversion into or Continuation of LIBO Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a payment or prepayment of LIBO Rate Loans (whether optional or mandatory, whether from proceeds of Collateral or otherwise) on a day which is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section 4.15 submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

4.16 Lending Offices.

Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

4.17 Defaulting Lenders.

(a) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Swing Line Lender may, in its sole discretion, require such Defaulting Lender to deposit cash collateral with the Collateral Agent or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Collateral Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Swing Line Loans, and each Defaulting Lender and the Borrower hereby grants a first priority security interest in such Cash Collateral or cash collateral, as applicable, in favor of the Collateral Agent, for the sole benefit of the Swing Line Lender. In the event that such Defaulting Lender fails to deposit cash collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its Commitment and any obligations hereunder and under the other Loan Documents and transfer all of its Extensions of Credit and participations therein in accordance with Section 11.6 (subject to the prior written consent of such assignees, the Administrative Agent, the Issuing Lenders and the Swing Line Lender) to one or more of the existing Lenders or to one or more new Lenders, if such assignee Lenders can be found by the Borrower.

(b) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then each Issuing Lender may, in its sole discretion, require such Defaulting Lender to deposit cash collateral with the Collateral Agent or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Collateral Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Credits, and each Defaulting Lender and the Borrower hereby grants a first priority security interest in such Cash Collateral or cash collateral, as applicable, in favor of the Collateral Agent, for the sole benefit of the applicable Issuing Lender. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its Commitment and any obligations hereunder and under the other Loan Documents and transfer all of its Extensions of Credit and participations therein in accordance with Section 11.6 (subject to the prior written consent of such assignees, the Administrative Agent, the Issuing Lenders and the Swing Line Lender) to one or more of the existing Lenders or to one or more new Lenders, if such assignee Lenders can be found by the Borrower.

(c) Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as such Lender is a Defaulting Lender:

(i) Fees pursuant to Section 4.2 shall cease to accrue on such Defaulting Lender’s unused Commitment until such time as such Lender is no longer a Defaulting Lender, at which time fees pursuant to Section 4.2 shall resume to accrue and be payable in accordance with Section 4.2.

(ii) With respect to any LC Obligations, Swing Line Loans, and participations in LC Obligations and Swing Line Loans of the Defaulting Lender (including, without limitation, any of them that exists at the time a Lender becomes a Defaulting Lender or thereafter) (the “Defaulting Lender’s Exposure”):

(A) such Defaulting Lender’s Exposure shall automatically be reallocated (without further action of any party) among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to any Defaulting Lender’s Commitment Percentages) to the extent of each Non-Defaulting Lender’s unused Commitment, provided, that in no event shall any Non-Defaulting Lender’s Aggregate Outstanding Extensions of Credit following such reallocation exceed such non-Defaulting Lender’s Commitment;

(B) if the reallocation described in paragraph (A) above cannot, or can only partially, be effected, then the Borrower shall within one (1) Business Day following notice by the Administrative Agent, any Issuing Lender or the Swing Line Lender (1) deliver to the Collateral Agent Cash Collateral for such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to paragraph (A) above) as otherwise provided in this Agreement for so long as such LC Obligations are outstanding and (2) immediately repay each Swing Line Loan for so long as such Swing Line Loan or any participation therein is outstanding;

(C) if the Borrower shall deliver to the Collateral Agent Cash Collateral for any portion of such Defaulting Lender’s participations in LC Obligations pursuant to Section 4.17(b) or Section 4.17(c)(ii)(B) then the Borrower shall not be required to pay any fees for the benefit of such Defaulting Lender pursuant to Section 3.4 of this Agreement with respect to the portion of such Defaulting Lender’s Commitment Percentage of outstanding Credits equal to such Cash Collateral during the period such Cash Collateral is held by the Collateral Agent;

(D) to the extent the Defaulting Lender’s Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (A) above, the fees payable to the Lenders pursuant to Sections 3.4 and 4.2 shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages (disregarding the Commitments of any Defaulting Lender);

(E) if any Defaulting Lender’s Exposure is not cash collateralized by it or Cash Collateralized by the Borrower, reallocated or prepaid pursuant to this Section 4.17, then, without prejudice to any rights or remedies of any Issuing Lender, the Swing Line Lender or any Lender hereunder, all fees payable to the Lenders pursuant to Section 3.4 and Section 4.2 with respect to such Defaulting Lender’s Exposure that is not Cash Collateralized, reallocated or prepaid shall be payable to the Issuing Lenders or the Swing Line Lender, as applicable, until such Defaulting Lender’s Exposure is fully cash collateralized by it or Cash Collateralized by the Borrower as set forth in this Section 4.17, reallocated and/or prepaid;

(F) (1) no Issuing Lender shall be required to issue, provide, amend or increase any Credit, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 4.17(b), and participating interests in any such newly issued, provided or increased Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 3.5 (and Defaulting Lenders shall not participate therein) and (2) the Swing Line Lender shall not be required to advance any Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non- Defaulting Lenders;

(G) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and subject to any applicable Requirements of Law, and be applied:

(1) first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder,

(2) second, to the payment pro rata of any amounts owing by such Defaulting Lender to the Issuing Lenders and/or the Swing Line Lender hereunder,

(3) third, to the payment pro rata to (x) the cash collateralization, as set forth in this Section 4.17, of any participating interest in any Credit in respect of which such Defaulting Lender has failed to fund cash collateral for its portion thereof as required by this Agreement, pro rata among such Credits, as determined by the Administrative Agent, and (y) the repayment of any uncovered portion of any outstanding Swing Line Loans,

(4) fourth, if so determined by the Administrative Agent, any of the Issuing Lenders or the Swing Line Lender, held in such account as cash collateral for future funding obligations of such Defaulting Lender under this Agreement,

(5) fifth, to the payment of any amounts owing to the Non- Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement,

(6) sixth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and

(7) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided, however, that if such payment is (x) a payment of the principal amount of any Loans or unreimbursed amount with respect to drawings or demands for payment under Credits which such Defaulting Lender has not funded in accordance with its participation obligations hereunder and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and unreimbursed amounts with respect to drawings and demands under Credits owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or unreimbursed amounts with respect to such drawings owed to, such Defaulting Lender.

(d) Each Defaulting Lender shall indemnify the Borrower, the Agents, the Issuing Lenders, the Swing Line Lender and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and, in the case of the Agents, the Issuing Lenders, the Swing Line Lender or any Non-Defaulting Lender, funds (if any) advanced by the Agents, the Issuing Lenders, the Swing Line Lender or by any Non-Defaulting Lender, on account of such Defaulting Lender’s failure to timely fund its applicable Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(e) In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swing Line Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Obligations, Swing Line Loans, participations in Swing Line Loans, and participations in LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans, Commitments and/or LC Obligations, or participations therein of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, Commitments and/or Obligations in accordance with its Commitment Percentage thereof.

(f) At any time during a Default Period, the Borrower may, upon three (3) Business Days prior notice to the applicable Defaulting Lender (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Lender to assign all right, title and interest that it may have in, and its participations in, all Loans, Credits and any other Obligations of the Borrower under this Agreement and the Loan Documents to another Lender (if another Lender will consent to purchase such right, title and interest and participations) or another Person in accordance with and subject to the terms of Section 11.6 of this Agreement, if such Person can be found by the Borrower, for a purchase price equal to 100% of the principal amount of such Obligations plus the amount of any interest and fees accrued and owing to such Defaulting Lender as of the date of such assignment plus any amount payable under Section 4.15.

(g) So long as any Lender is a Defaulting Lender, neither such Defaulting Lender nor any of its Affiliates shall be a Swap Party with respect to any Swap Contracts entered into by such Lender or its Affiliates while such Lender is a Defaulting Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and provide other Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1 Financial Condition.

(a) The balance sheet of the Borrower as of December 31, 2010 and the related statements of income and of cash flows for the Fiscal Year ended on such date, reported on by KPMG LLP, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct and present fairly the financial condition of the Borrower as at such date, and the results of their operations and their cash flows for the Fiscal Year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared on a combined basis in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(b) The unaudited balance sheet of the Borrower as of June 30, 2011 and the related unaudited statements of income and of cash flows for the fiscal quarter ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct and present fairly the combined financial condition of the Borrower as at such date, and the results of their operations and their cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied consistently throughout the periods involved (except as approved by such Responsible Officer, as the case may be, and as disclosed therein).

(c) Except as set forth on Schedule 5.1, the Borrower and its Subsidiaries do not have, as of the Closing Date, any Guaranty Obligation, contingent liability or liability for taxes, in each case that is material, or any Material Contract, including, without limitation, any Swap Contract or other financial derivative, or any other material liability (contingent or otherwise), which is not reflected in the foregoing statements or in the notes thereto.

(d) During the period from December 31, 2010 to and including the Closing Date there has been no sale, transfer or other disposition by the Borrower or any Subsidiary of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Securities of any other Person) material in relation to the financial condition of the Borrower as of December 31, 2010, other than those sales, transfers, dispositions and acquisitions listed on Schedule 5.1.

5.2 No Change.

Except as set forth on Schedule 5.2, since December 31, 2010 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Existence; Compliance with Law.

Each Loan Party (a) is duly organized, validly existing and, to the extent relevant under applicable Law, in good standing under the laws of the jurisdiction of its organization, (b) has the limited liability company, corporate or partnership (as applicable) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) to the extent relevant under applicable Law, is duly qualified as a foreign limited liability company, corporation or partnership (as applicable) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in each case under this clause (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations.

Each Loan Party has the limited liability company, corporate or partnership power and authority (as applicable), and the legal right, to make, deliver and perform the Loan Documents to which it is a party and in the case of the Borrower, to borrow hereunder, and the Borrower has taken all necessary limited liability company action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and each Loan Party has taken all necessary limited liability company, corporate or partnership action (as applicable) to authorize the execution, delivery or performance of the Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority, to which any Loan Party is subject, or any other Person, is required in connection with the borrowings hereunder or with the execution, delivery or performance by or the validity in respect of or enforceability of the Loan Documents against such Loan Party. This Agreement has been, and each other Loan Document to which is a party will be, duly executed, and delivered on behalf of the applicable Loan Parties. This Agreement constitutes, and each other Loan Document when executed and delivered, will constitute, a legal, valid and binding obligation of enforceable against the Loan Parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

5.5 No Legal Bar; No Burdensome Restrictions.

(a) The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate (i) any Requirement of Law in each case to the extent applicable or binding upon the Borrower or any Subsidiary, or (ii) any Contractual Obligation of the Borrower or any Subsidiary, and (b) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent).

(b) Neither any Loan Party nor any of its subsidiaries is a party to or bound by any contract or law, compliance with which could reasonably be expected to have a Material Adverse Effect or would impair the ability of (i) such Loan Party to perform its obligations hereunder or under any of the other Loan Documents or (ii) Agent or any Lender to enforce any Obligations or realize upon any of the Collateral.

5.6 No Litigation.

Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against or against it or any of its Subsidiaries or any of its or its Subsidiaries’ properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

5.7 No Default.

Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligations in any respect which in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.8 Ownership of Property; Liens.

Borrower and its Subsidiaries have good and defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all their other property, and none of such property is subject to any Lien except Permitted Liens. Schedule 5.8 accurately lists all of the real property and leasehold interests in real property of the Borrower and its Subsidiaries.

5.9 Intellectual Property.

Borrower and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of their business as currently conducted and as proposed to be conducted except for those the failure to own or be licensed to use which would not in the aggregate reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted nor is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person.

5.10 Taxes.

Borrower and its Subsidiaries have timely filed or caused to be filed all tax returns required to be filed or have requested extension thereof, and has timely paid all taxes due and payable by them and all other taxes, fees or other charges imposed on them or any of their property by any Governmental Authority, except (i) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained on the books and records of the Borrower in accordance with GAAP or (ii) the payment of such taxes which do not exceed $100,000 in the aggregate.

5.11 Federal Regulations.

No part of the proceeds of any Extension of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors. Neither the Borrower nor any of its Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Administrative Agent, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect.

5.12 Investment Company Act; Other Regulations.

None of the Borrower or its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

5.13 Subsidiaries.

Schedule 5.13 sets forth as of the Closing Date (i) the name of each direct or indirect Subsidiary of the Borrower, (ii) its respective form of organization, (iii) its respective jurisdiction of organization, (iv) the total number of issued and outstanding shares or other interests of Capital Securities thereof, (v) the classes and number of issued and outstanding shares or other interests of Capital Securities of each such class, and (vi) with respect to the Borrower, the name of each holder of Capital Securities thereof and the number of interests of such Capital Securities held by each such holder and the percentage of all outstanding interests of such class of Capital Securities held by such holders.

5.14 Security Documents.

(a) The provisions of each Security Document are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, and enforceable first priority Lien (subject to Permitted Liens) in all right, title and interest of the Borrower in the Collateral.

(b) When proper financing statements have been filed in the offices in the jurisdictions listed in Schedule 5.14, the Security Documents shall constitute a Perfected Lien on all right, title and interest in the Collateral, which can be perfected by such filing, subject to the existence of Permitted Liens or otherwise under the Security Documents and, in the case of such Liens which are Permitted Liens, the priority of such Liens.

(c) Collateral included in the Borrowing Base at any time is subject to a Perfected Lien at such time, subject only to the existence and priority of Liens which are Permitted Liens.

5.15 Accuracy and Completeness of Information.

Except as set forth on Schedule 5.15, all factual information, reports and other papers and data with respect to the Borrower or any of its Subsidiaries furnished, and all factual statements and representations made, to the Agents or the Lenders by the Borrower, or on behalf of the Borrower, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Agents and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

5.16 Labor Relations; ERISA.

(a) No Borrower or Subsidiary is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries; and (iii) no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place with respect to any thereof.

(b) The present aggregate value of accumulated benefit obligations of each Plan required to be funded (based on those assumptions used for disclosure of such obligations in financial statements in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for each Plan by an amount in the aggregate for all such Plans that would reasonably be expected to exceed $250,000. Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur, (b) the minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied and (c) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

5.17 Insurance.

The Borrower and its Subsidiaries have, with respect to their properties and business, insurance which satisfies the requirements of Section 7.6 hereof and the Security Agreement.

5.18 Solvency.

As of the date hereof, the Closing Date, and each other date of determination, after giving effect to Loans and Credits to be made, issued or provided on or prior to such date, (i) the amount of the “present fair saleable value” of the assets of each Borrower will, as of such date, exceed the amount of all “liabilities of such Borrower, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Borrower will, as of such date, be greater than the amount that will be required to pay the liabilities of each Borrower on its respective debts as such debts become absolute and matured, (iii) no Borrower will have, as of such date, an “unreasonably small amount of capital” with which to conduct their respective businesses, as such quoted term is determined in accordance with applicable U.S. federal and state Laws governing the determination of insolvency of debtors and (iv) each Borrower will be able to pay its respective debts as they mature. For purposes of this Section 5.18, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.19 Purpose of Extensions of Credit.

Extensions of Credit and the proceeds thereof shall be used by the Borrower for the purpose of funding the general working capital needs and other general corporate purposes of the Borrower, in the ordinary course of its business, including, without limitation, (a) repayment of Indebtedness of the Borrower permitted under this Agreement (subject to the terms of any subordination agreement, if applicable) as it becomes due and payable and (b) the purchase of Grain Inventory and Non-Grain Inventory.

5.20 Environmental Matters.

Except as set forth on Schedule 5.20:

(a) The facilities and properties owned or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of or (ii) could give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, would not be reasonably expected to result in a Material Adverse Effect.

(b) The Borrower, the Properties and all operations at the Properties are in compliance, and have, for the duration of their ownership or operation by the Borrower and its Subsidiaries, been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”) that has had or would reasonably be expected to have a Material Adverse Effect. All Environmental Permits necessary in connection with the ownership and operation of the Business of the Borrower and its Subsidiaries have been obtained and are in full force and effect.

(c) Neither the Borrower nor any of its Subsidiaries have received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or its Subsidiaries are or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.21 Risk Management Policies.

The Risk Management Policies have been duly adopted by the Borrower and are in full force and effect.

5.22 No Burdensome Restrictions.

No Requirement of Law or Contractual Obligation of any Loan Party has had or could reasonably be expected to have a Material Adverse Effect.

5.23 No Other Venture.

No Loan Party is engaged in any joint venture or partnership with any other Person.

5.24 No Other Names.

Borrower is not known by any name except the name in which it has executed this Agreement.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Effectiveness.

The obligation of the Lenders to make the initial Loan and the obligation of the Issuing Lenders to issue or provide the initial Credit shall be subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance or providing of such Credit, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender,

(ii) the Term Intercreditor Agreement, executed and delivered by a duly authorized officer of each Lender,

(iii) the Macquarie Repurchase Intercreditor Agreement, executed and delivered by a duly authorized officer of each Lender,

(iv) for the account of each Lender requesting the same, a Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower,

(v) the Security Documents, executed and delivered by a duly authorized officer of the Borrower with a counterpart or conformed copy for each Lender,

(vi) each Warehouseman Agreement required by the Administrative Agent, executed by the parties thereto,

(vii) the Collateral Access Agreement executed by the parties thereto, and

(viii) each of the other Loan Documents required by the Administrative Agent, executed and delivered by a duly authorized officer of the applicable Loan Party, with a counterpart or conformed copy for each Lender.

(b) Term Loan Facility. The Administrative Agent shall have received fully-executed copies of the Term Credit Agreement and the term loan facility thereunder shall become effective as of the Closing Date, certified as true and complete by a Responsible Officer.

(c) Authorization Documents. The Administrative Agent shall have received, a secretary’s certificate dated the Closing Date, in form and substance acceptable to the Administrative Agent, with appropriate insertions and attachments (including, without limitation, incumbency information, signature specimens and Governing Documents), satisfactory in form and substance to the Administrative Agent, executed by the Secretary of the Borrower.

(d) Borrowing Base Report. Not more than five (5) Business Days in advance of the Closing Date, the Administrative Agent shall have received a fully completed Borrowing Base Report prepared on a pro forma basis showing the Borrowing Base of as of a reporting date not more than five (5) Business Days in advance of the Closing Date, executed by a Responsible Officer.

(e) Board of Directors Consent. The Administrative Agent shall have received a copy of a consent, in form and substance acceptable to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents, (ii) the borrowings and Extensions of Credit contemplated hereunder and (iii) the granting by the Borrower of the Liens created pursuant to the Security Documents, certified by the Secretary of the Borrower as of the Closing Date.

(f) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of Borrower (x) in the jurisdiction of its organization and (y) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person.

(g) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Officer either (x) attaching copies of all Consents (each such Consent to be in form and substance acceptable to the Administrative Agent), and stating that such Consents are in full force and effect or (y) stating that no such Consents are so required.

(h) Closing Certificate. The Administrative Agent shall have received a certificate, in form and substance acceptable to the Administrative Agent, dated as of the Closing Date, signed by a Responsible Officer stating, among other things, to the best of such officer’s knowledge that:

(A) The representations and warranties contained in SECTION 5 are true and correct on and as of such date, as though made on and as of such date, except for those representations and warranties that by their terms were made as of a specified date, which shall be true and correct on and as of such date; and

(B) No Default or Event of Default exists.

(i) Fee Letters; Fees and Expenses. The Administrative Agent shall have received (i) the Fee Letters, duly executed by authorized officers of the Borrower, (ii) for the account of each Lender the fees to be received by it on the Closing Date referred to herein and in the Upfront Fee

Letter and (iii) for its own account and the account of the Lead Arranger, the fees referred to in the Agent Fee Letter to be received by it on the Closing Date. The Borrower shall have paid all reasonable fees and expenses of Patton Boggs LLP, counsel to BNP Paribas, for which an invoice has been presented to the Borrower.

(j) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Husch Blackwell LLP, counsel to the Borrower. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent.

(k) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all UCC financing statements have been filed in the appropriate jurisdictions which are necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents.

(l) Lien Searches; Termination Statements.

(i) The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax Lien filings which may have been filed in its jurisdiction of organization and the jurisdiction of its chief executive office, with respect to personal property of the Borrower, and the results of such search shall be satisfactory to the Administrative Agent and the Lenders.

(ii) The Administrative Agent shall have received file stamped acknowledgment copies (in form and substance satisfactory to it in its sole discretion) of any UCC termination statements it shall deem necessary after review of the lien searches obtained pursuant to Section 6.1(l)(i).

(m) Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 7.6 hereof and the Security Agreement shall have been satisfied.

(n) Due Diligence. The Administrative Agent shall have delivered written notice to the Borrower that the Administrative Agent and its counsel are satisfied (in their sole discretion) with the results of their due diligence review of the Loan Parties including, without limitation, a review of the Borrower’s and its Subsidiaries’ assets, liabilities, Contractual Obligations, insurance, Risk Management Policies, financial statements and environmental matters.

(o) Risk Management Policies. At least five (5) Business Days prior to the Closing Date, the Administrative Agent, and the Lenders shall have received a copy of the Risk Management Policies, in form and substance acceptable to the Required Lenders certified by a Responsible Officer as being a true and correct copy and in full force and effect.

(p) Subordination Agreement. The Administrative Agent shall have received the Subordination Agreement, duly executed by authorized officers of each party thereto.

(q) Existing Indebtedness. (i) All loans and obligations of Borrower with respect to any Indebtedness of Borrower not permitted hereunder shall be paid or satisfied in full and each creditor’s commitments to lend or make other extensions of credit shall be terminated and (ii) the Administrative Agent shall have received payoff letters or other documentation confirming that the foregoing has occurred or will occur contemporaneously with the funding of the initial Loan.

(r) Other Documents. There shall have been delivered to the Administrative Agent or any Lender such other documents or information as the Administrative Agent or such Lender may reasonably request.

(s) Additional Matters. All company and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2 Conditions to Each Credit Extension.

(a) The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) and the agreement of the Issuing Lenders to issue, provide or amend any Credit (including, without limitation, the initial Credit) is subject to the satisfaction of the following conditions precedent:

(b) Notice of Borrowing, Credit Request. The Administrative Agent shall have received a Notice of Borrowing or Credit Request pursuant to Section 2.2 or Section 3.3, as the case may be.

(c) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for those representations and warranties that by their terms were made as of a specified date which shall be true and correct on and as of such date.

(d) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(e) Borrowing Availability. (i) The Aggregate Outstanding Extensions of Credit, after giving effect to such Extension of Credit requested to be made on such date, shall not exceed the Total Commitment at such time and (ii) the Aggregate Outstanding Extensions of Credit, after giving effect to such Extension of Credit requested to be made on such date, shall not exceed the Borrowing Base at such time.

(f) No Legal Bar. There shall not be any order, judgment or decree of any Governmental Authority or arbitrator that by its terms purports to enjoin or restrain any Lender from making any Loan or issuing, providing or participating in any Credit, or any Requirement of Law applicable to such Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Lender that prohibits, or requests that such Lender refrain from, making such Loan or issuing, providing or participating in any Credit.

Each borrowing hereunder and each request for the issuance or amendment of a Credit shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 6.2 have been satisfied.

6.3 Lenders Consent and Approval.

For purposes of determining compliance with the conditions specified in this Section 6.3, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required hereunder to be consented to or approved or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date or proposed date of any Loan or issuance or providing of any Credit, specifying its objection thereto.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document, the Borrower shall, and shall cause its Subsidiaries to:

7.1 Financial Statements.

Furnish to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event not later than thirty (30) days after the end of each fiscal month of the Borrower, a copy of the unaudited balance sheets of the Borrower on a combined and combining basis as of the end of such fiscal month and the related unaudited statements of income and retained earnings for such fiscal month and the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by a Responsible Officer as fairly presenting the Borrower’s financial condition, results of operations and cash flows in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnotes);

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Parent, a copy of the unaudited consolidated balance sheets of the Parent and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings for such fiscal quarter and the portion of the Fiscal Year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by a Responsible Officer as fairly presenting the Parent’s consolidated financial condition, results of operations and cash flows in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnotes).

(c) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the consolidated and consolidating balance sheets of each of the Parent and its consolidated Subsidiaries (including combined and combining financial statements for Borrower) as of the end of such year and the related consolidated and consolidating statements of income and retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, and in the case of such consolidated financial statements, certified without qualification or exception by KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

All such financial statements shall be prepared in accordance with GAAP (except for, in the case of unaudited financial statements, the absence of footnote disclosures) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2 Certificates and Reports; Other Information.

Furnish to the Administrative Agent for distribution to the Lenders:

(a) as soon as available, but in any event within thirty (30) days after the beginning of each Fiscal Year, the Annual Operating Plan for the Borrower for such Fiscal Year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a certificate of a Responsible Officer (substantially in the form of Exhibit B hereto) stating that, to the best of such Responsible Officer’s knowledge, during such period the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and such certificate shall include the calculation of all financial covenants set forth in Section 8.17;

(c) as soon as available, but in any event within ten (10) Business Days after the fifteenth (15th) and last day of each month, a Borrowing Base Report dated as of the close of business on the last Business Day of the preceding two-week period, showing the Borrowing Base and the Aggregate Outstanding Extensions of Credit as of the close of business on such date, provided, that in the event the Available Commitment equals less than ten percent (10%) of the Total Commitment (as determined on the date of the most recent Borrowing Base Report), the Borrowing Base Report shall be delivered within five (5) days after the end of each week;

(d) on or prior to the tenth (10th) Business Day of each month, a Position Report dated as of the close of business on the last Business Day of the preceding month, showing the Consolidated Net Position as of the close of business on such date;

(e) promptly, upon receipt thereof, copies of all “management letters” submitted to the Borrower by the independent public accountants referred to in Section 7.1(c);

(f) promptly, such additional financial and other information as the Administrative Agent or the Required Lenders may from time to time reasonably request; and

(g) promptly, written notice of any change in (i) the authority of any officer of the Borrower as set forth in the resolutions of the Board of Directors of the Borrower delivered by the Borrower under Section 6.1(e) and (ii) the composition of the Borrower or the Board of Directors of the Borrower.

7.3 Use of Extensions of Credit.

Use Credits, the proceeds thereof, and the proceeds of Loans solely for the purpose described in Section 5.19.

7.4 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on its books.

7.5 Conduct of Business and Maintenance of Existence.

Preserve, renew and keep in full force and effect its limited liability company, corporate or partnership existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted hereunder; and comply with all Contractual Obligations and Requirements of Law, except such failures to comply therewith which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.6 Maintenance of Property; Insurance.

Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the United States (or jurisdiction of organization of the relevant Subsidiary) by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent as additional insured and lender loss payee, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance, in each case, without liability for unpaid premiums; and (i) on the Closing Date and each year thereafter on or before thirty (30) days prior to the expiration thereof, furnish to the Administrative Agent, an insurance certificate to such effect, and (ii) furnish to each Lender, upon written request, full information as to the insurance carried.

7.7 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in accordance with GAAP and all Requirements of Law and (b) on one day’s notice (unless a Default or Event of Default shall have occurred and be continuing, in which case no prior notice shall be required), permit representatives of the Administrative Agent and the Lenders to inspect such books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, at any time deemed necessary by the Administrative Agent or the Required Lenders, in their sole discretion.

7.8 Notices.

Promptly give written notice to the Administrative Agent for delivery to each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any default or event of default of which the Borrower has notice or otherwise has knowledge under any Contractual Obligation of the Borrower or any of its Subsidiaries if the loss to the Borrower or its Subsidiaries, if adversely determined, would be $500,000 or more;

(c) any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority that is not listed on Schedule 5.6 in which the amount claimed is $500,000 (individually or in the aggregate) or more or in which injunctive or similar relief is sought or any judgment, order, or decree in the amount of $500,000 (individually or in the aggregate) or more shall have been entered against the Borrower and with respect to which the Borrower has notice or knowledge;

(d) any litigation, investigation or proceeding not described in Section 7.8(c) affecting the Borrower or any of its Subsidiaries in which the amount claimed is $500,000 (individually or in the aggregate) or more or in which injunctive or similar relief is sought or any judgment, order or decree in the amount of $500,000 (individually or in the aggregate) or more shall have been entered against the Borrower or any of its Subsidiaries or any of their properties or assets;

(e) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) a failure to make any required contribution to a Plan (subject to Section 412 of the Code), the filing of a notice of intent to terminate a Plan or Multiemployer Plan, the imposition of any liability under Title IV of ERISA (other than liability for PBGC premiums due and not yet delinquent under Section 4007 of ERISA) or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan or Multiemployer Plan, or (iii) the occurrence of any ERISA Event not included in clauses (i) and (ii) above;

(f) any amendment, waiver or other modification of the Risk Management Policies (which shall include a summary of any such change);

(g) the termination, arising as a result of any default or breach thereunder, or amendment of, any Material Contract;

(h) any notice received by the Borrower of any violation of Requirements of Law; and

(i) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

Each notice pursuant to this Section 7.8 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the circumstances of the occurrence referred to therein, and the Borrower shall answer any and all questions of the Administrative Agent or the Required Lenders regarding same.

7.9 Environmental Laws.

(a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Handle, transport and dispose of, and cause all subtenants to handle, transport, and dispose of, all Materials of Environmental Concern in compliance with all applicable Environmental Laws.

7.10 Periodic Audit of Borrowing Base Assets, etc.

Permit the Administrative Agent or any other designee of the Administrative Agent to perform, or to have an independent inspector perform, at the cost and expense of the Borrower, (i) at any time and from time to time, after the occurrence and during the continuance of any Event of Default and (ii) at such additional times as the Administrative Agent or the Required Lenders shall reasonably deem necessary, due diligence inspections, tests and reviews of all of the assets of the Borrower that comprise Collateral and assets and contracts included in the determination of compliance with Section 8.17(d) and each asset category set forth in the definition of Borrowing Base at any time and from time to time during business hours, the results of which shall be furnished in writing to, and shall be satisfactory to, the Administrative Agent and the Lenders.

7.11 Collections of Accounts Receivable.

Notify in writing and otherwise take such reasonable steps to ensure that all Account Debtors under any of their Accounts forward payment in the form of cash, checks, drafts or other similar items of payment by wire transfer or directly to a Bank Blocked Account and shall provide the Collateral Agent with reasonable evidence of such notification, such notice to include notice of the Collateral Agent’s Lien and payment directions, and (b) deposit or cause to be deposited any payment under such Accounts (other than those sent directly by wire transfer into) to a Bank Blocked Account no later than the Business Day following the date on which each Borrower or its Subsidiary, as applicable receives such payment. If either (i) payments received by the Borrower and its Subsidiaries from all Account Debtors exceed, in the aggregate, $500,000.00 per day for a period of twenty (20) consecutive Business Days, or (b) a Default or Event of Default occurs, then Borrower shall immediately establish a lockbox (“Lock Box”) and notify in writing and otherwise take such reasonable steps to ensure that all Account Debtors under any of its Accounts forward payment in the form of cash, checks, drafts or other similar items of payment directly to such Lock Box or directly by wire transfer to a Bank Blocked Account and shall provide the Collateral Agent with reasonable evidence of such notification, such notice to include notice of the Collateral Agent’s Lien and payment directions. In the event that any Account Debtor makes payment into any account other than a Bank Blocked Account, such Borrower shall promptly deposit such amounts into a Bank Blocked Account. Administrative Agent at any time may apply amounts contained in the Bank Blocked Accounts maintained with the Collateral Agent toward satisfaction of the Obligations.

7.12 Risk Management Policies.

Maintain the Risk Management Policies in full force and effect, except for any amendment, waiver, or modification permitted by Section 8.16.

7.13 [Reserved.]

7.14 Lines of Business.

Continue in the business in which the Borrower is engaged on the date of this Agreement and otherwise in accordance with Section 8.12.

7.15 Warehouseman Agreements.

Upon the request of the Administrative Agent, notify each Warehouseman of the Secured Parties’ security interest in any Collateral in the care, custody, or control of such Warehouseman and request that such Warehouseman enter into a Warehouseman’s Agreement.

7.16 Interest Rate Protection.

Maintain Interest Rate Agreements in order to provide protection to, or minimize the impact upon, Borrower and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness of the Borrower and its Subsidiaries at the greater of (a) as required under the Term Credit Agreement or (b) at least 50% of the then outstanding balance of the loans under the Term Credit Agreement.

7.17 Further Assurances.

Within three (3) Business Days, execute any further instruments and take further action as Administrative Agent may request to perfect or continue the Collateral Agent’s security interest in the Collateral or to effect the purposes of this Agreement and the other Loan Documents.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1 Limitation on Indebtedness.

Create, incur, assume, or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower under this Agreement and the other Loan Documents;

(b) Indebtedness under Swap Contracts entered into in the ordinary course of business for hedging purposes and in accordance with the Risk Management Policies, and in no event for speculative purposes, provided, that prior to Borrower entering into any such Swap Contract, a Swap Intercreditor Agreement shall be in effect;

(c) Indebtedness outstanding on the date hereof as set forth on Schedule 8.1, or any refinancings, refundings, renewals or extensions thereof; provided, that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension and (ii) any guaranty entered into in connection with such refinancing, refunding, renewal or extension that is not a refinancing of an existing guaranty of such Indebtedness shall not be permitted under this Section 8.1(c);

(d) Subordinated Debt in an aggregate principal amount outstanding at any time not to exceed $3,300,000;

(e) Indebtedness (other than loans and advances) of the Borrower owing to brokers or depositary banks in connection with commodities accounts, securities accounts or deposit accounts;

(f) subject to Section 8.21, Indebtedness of Borrower under commodity repurchase agreements related to physical inventory in an aggregate principal amount not to exceed $50,000,000;

(g) additional Indebtedness of the Borrower incurred in connection with the financing (including any refinancing) by the Borrower of its Capital Expenditures, equipment, or other fixed assets in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, on terms and conditions acceptable to the Administrative Agent, in its sole discretion;

(h) Guaranty Obligations permitted pursuant to Section 8.3; and

(i) Indebtedness of Borrower under the Term Credit Agreement.

Notwithstanding the foregoing, any Indebtedness of the Borrower to another Borrower, a Subsidiary, or Affiliate shall not be permitted under any subparagraph of this Section 8.1 unless such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent.

8.2 Limitation on Liens.

Create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on its books, in accordance with GAAP and, if the amount being contested exceeds $250,000, then the Borrower shall have given written notice thereof to the Lenders;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s Liens, or other like Liens (whether arising as a matter of law or pursuant to a contract) incurred in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on its books and records in accordance with GAAP;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, do not secure obligations that constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(f) Liens in existence on the date hereof set forth on Schedule 8.2;

(g) Liens created pursuant to the Security Documents;

(h) judgment Liens in respect of judgments that, in the aggregate, do not exceed $250,000, in existence less than ninety (90) days after the entry thereof or with respect to which, execution has been and remains stayed at all times;

(i) Liens on assets not included in the Borrowing Base and not otherwise permitted under this Section 8.2 securing obligations of the Borrower in an amount not to exceed $250,000 in the aggregate at any one time outstanding;

(j) Liens securing Indebtedness permitted under Section 8.1(g) only on the financed equipment or fixed assets, provided, that the holder of any such Lien shall have entered into a subordination or intercreditor agreement with the Collateral Agent on terms and conditions satisfactory to the Administrative Agent;

(k) Liens securing the Indebtedness under the Term Credit Agreement on the “Lender Priority Personal Property Collateral” as defined in the Term Intercreditor Agreement; and

(l) Liens securing Indebtedness permitted under Section 8.1(f) only on (i) the Inventory subject to such commodity repurchase agreements or (ii) in the case of the Macquarie Repurchase Intercreditor Agreement, the “Collateral” as defined therein, provided, that the holder of any such Lien shall have entered into a Repurchase Intercreditor Agreement.

8.3 Limitation on Guaranty Obligations.

Create, incur, assume or suffer to exist any Guaranty Obligation except Guaranty Obligations in existence on the date hereof and listed on Schedule 8.3 or any refinancings, renewals or extensions thereof which do not result in an increase thereof.

8.4 Limitation on Fundamental Changes.

Enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Convey all or substantially all of its property, business or assets.

8.5 Limitation on Sale of Assets.

Convey any of its property, business, or assets (including, without limitation, receivables, and leasehold interests), whether now owned or hereafter acquired or issue or sell any shares or other ownership interests of Capital Securities to any Person, except:

(a) the Conveyance of surplus, obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business for fair market value, subject to commercially reasonable adjustments in the ordinary course of the Borrower’s or its Subsidiaries’, as applicable, business, provided, that no such adjustment shall be permitted if, after giving effect thereto, the Borrower would be required (with the passage of time) to make a mandatory prepayment under Section 4.8;

(c) the Conveyance of any property, business or assets not described in Section 8.5(a) or Section 8.5(b); provided, that the aggregate book value of all such property, business or assets so Conveyed in any Fiscal Year shall not exceed $5,000,000; provided, further, that any such Conveyance shall not be permitted if a Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Conveyance;

(d) the Conveyance for fair market value of any Investment acquired in connection with any transaction described in Section 8.7; and

(e) the sale of shares or other ownership interests of Capital Securities (other than those of a Borrower) to any Person that does not result in a Change of Control.

8.6 Limitation on Restricted Payments.

Declare or pay any dividend or distribution (other than dividends or distributions payable solely in common stock or common membership interests of the Borrower or any Subsidiary) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Securities of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Securities (such declarations, dividends, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, and such transactions with any Derivatives Counterparties, being herein called “Restricted Payments”); provided, that (a) any Subsidiary may make Restricted Payments to the Borrower and (b) any Restricted Payments may be made so long as (i) such Restricted Payment in any Fiscal Year does not exceed forty percent (40%) of the pre-tax Net Income of the Borrower during the preceding Fiscal Year, (ii) before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and no mandatory prepayment under Section 4.8 is then required, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate in the form of Exhibit B certified by a Responsible Officer, showing that after giving effect thereto the Borrower shall be in compliance with the covenants in Section 8.17 and clause (i) above.

8.7 Limitation on Investments, Loans, and Advances.

Make, incur, assume, or suffer to exist any Investment, except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Investments consisting of Swap Contracts entered into by the Borrower or any Subsidiary but only if they are the type permitted under Section 8.1(b);

(d) Investments by any of the Borrower’s Subsidiaries in the Borrower or any Subsidiary;

(e) Investments after the Closing Date not exceeding $1,000,000 in the aggregate plus the amount of cash equity investments received by Borrower from Parent from and after the Closing (which cash equity investments are designated for purposes of this Agreement for use only on such Investments);

(f) Investments set forth on Schedule 8.7, provided, that, (i) the Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such Investments or any agreement, document or instrument related thereto and (ii) the Borrower shall furnish to the Administrative Agent all notices or demands in connection with such Investments either received by the Borrower or on its behalf, promptly after the receipt thereof, or sent by the Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

(g) additional Investments not exceeding $50,000 in the aggregate from and after the Closing Date.

8.8 Limitation on Optional Payments and Modifications of Debt Instruments.

Except as expressly permitted by the terms of subordination therein, (a) make any optional payment or prepayment on or redemption or purchase of any Subordinated Debt or (b) amend at any time the subordination provisions of any Subordinated Debt.

8.9 Limitation on Transactions with Affiliates and Subsidiaries.

Enter into any transaction or arrangement, including, without limitation, any purchase, sale, transfer, lease or exchange of property or the rendering of any service, with any Affiliate (or any officer, employee, equity holder, manager or director thereof or of the Borrower) unless such transaction is (i) in the ordinary course of business of the Borrower and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a substantially comparable arm’s length transaction with a Person which is not an Affiliate.

8.10 Limitation on Sales and Leasebacks.

Enter into any arrangement with any Person providing for (i) the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be either sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or (ii) the purchase or transfer of any real or personal property from any Person to the Borrower or such Subsidiary which has been leased by the Borrower or such Subsidiary to such Person, except for any transactions set forth on Schedule 8.10 or the consideration of which does not exceed in the aggregate $500,000 in any calendar year.

8.11 Accounting Changes.

Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, without providing the Administrative Agent with ten (10) days prior written notice of such change. At the end of any calendar year during which any such change has occurred, the Borrower shall prepare and deliver to the Administrative Agent an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.12 Limitation on Lines of Business.

Enter into or engage in any business except for those businesses in which the Borrower is engaged on the date of this Agreement or other substantially similar or related businesses.

8.13 Term Credit Agreement and Governing Documents.

Amend or otherwise modify (a) the Term Credit Agreement or any documents related thereto to (i) modify the maturity date, or (ii) change any scheduled payments or mandatory prepayment dates or amounts, or (b) its Governing Documents, each without the prior written consent of the Administrative Agent.

8.14 Take or Pay Contracts.

Enter into or be a party to any contract or arrangement for the purchase of materials, supplies, other properties, or services if such contract or arrangement requires that payment be made by the Borrower or a Subsidiary regardless of whether such materials, supplies, other properties or services are delivered or forwarded to it.

8.15 Limitation on Dividend Clause and Negative Pledge Clauses.

Enter into with any Person any agreement, which prohibits or limits the ability of the Borrower or any of its Subsidiaries to either (i) make Restricted Payments or (ii) create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues, whether now owned or hereafter acquired except for (x) those prohibitions or limitations set forth in this Agreement or any other Loan Document or (y) those existing on the Closing Date and set forth on Schedule 8.15.

8.16 Risk Management Policies.

Amend, waive or modify, or fail to adhere in any material respect with the terms of the Risk Management Policies as such apply to Borrower without the prior written consent of the Required Lenders; provided that any such revisions that make the policies more conservative (restrictive) shall not require such consent.

8.17 Financial Covenants.

(a) Minimum Tangible Net Worth. Permit the combined Tangible Net Worth of the Borrower calculated as of the last day of any fiscal quarter of the Borrower to be: (a) before December 31, 2011, less than $50,000,000 or (b) on or after December 31, 2011, less than the sum of $50,000,000 plus fifty percent (50%) of the aggregate Net Income of the immediately preceding Fiscal Year;

(b) Leverage Ratio. Permit the Leverage Ratio to be greater than 5.5 to 1.0 as of the last day of any fiscal quarter of the Borrower;

(c) Working Capital. Permit the Working Capital of the Borrower to be less than $30,000,000 as of the last day of any fiscal quarter of the Borrower;

(d) Consolidated Net Position. Permit the Consolidated Net Position for (i) any type of Grain Inventory individually to exceed at any time 100,000 bushels, or (ii) all Grain Inventory in the aggregate to exceed at any time 200,000 bushels;

(e) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any consecutive four (4) fiscal quarter period to be less than 1.25 to 1.0 as of the last day of any fiscal quarter of the Borrower;

provided, that Borrower shall be allowed to cure any Default of the covenants under this Section 8.17 by receiving sufficient cash equity investments within fifteen (15) days of the period provided for each such covenant.

8.18 Bank Accounts and Futures Accounts.

Open or maintain any deposit account or commodities account with any bank, other financial institution, broker or otherwise, except (a) the Bank Blocked Accounts as set forth on Schedule 1.0A, (b) commodities accounts in existence on the date hereof as set forth on Schedule 8.18 hereto and (ii) any other deposit accounts and commodities accounts of the Borrower opened on or after the date hereof which are subject to a Perfected Lien.

8.19 Maximum Capital Expenditures.

Make any Capital Expenditures in excess of $5,000,000 in the aggregate in any Fiscal Year plus the amount of cash equity investments made by Parent in Borrower during the applicable Fiscal Year (which cash equity investments are designated for purposes of this Agreement for use only on such Capital Expenditures).

8.20 Future Subsidiaries.

Create or acquire any Subsidiaries or permit Great Lakes Grain Storage, L.L.C. to become a material Subsidiary without (a) prior written notice to the Administrative Agent and the Lenders, (b) such Subsidiary executing and delivering to the Administrative Agent, at its request, a Subsidiary Guaranty, a joinder to the Security Agreement and/or this Agreement, and such other security agreements and amendments to this Agreement and the other Loan Documents, as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a security agreement pledging one hundred percent (100%) of the Capital Securities owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers or other transfer instruments in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.

8.21 Repurchase Agreements.

Enter into any commodity repurchase agreement not approved in writing by the Required Lenders unless, as of the effective date of such repurchase agreement, (a) the counterparty is an Approved Repurchase Contract Counterparty, (b) such Approved Repurchase Contract Counterparty shall have entered into a Repurchase Intercreditor Agreement with the Collateral Agent on terms and conditions satisfactory to the Required Lenders, and (c) the aggregate quantity of the commodity purchased at the date of entering into any new purchase and resale of physical Inventory does not exceed the lesser of (i) 50% of the volume of Borrower’s Inventory of the commodity subject to such agreement or (ii) $50,000,000 determined as of the date of such new purchase and resale transaction. Upon entering into a commodity repurchase agreement permitted under this Section 8.21, the Borrower shall provide a Borrowing Base Report as of the effective date of such agreement.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default.

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof; or shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under the other Loan Documents or the Fee Letters, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and, in each case (other than in respect of principal payments and payments of Cash Collateral pursuant to Section 4.8 and 4.17), the same shall remain unpaid for a period of three (3) Business Days after the due date thereof; or

(b) Any representation, warranty or statement made or deemed made by the Borrower (or any Person on behalf of the Borrower) herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it (or any Person on behalf of the Borrower) at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect or false in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any covenant or agreement contained in Sections 7.1, 7.2(b), 7.2(c), 7.2(d), 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11 or 7.12 or SECTION 8 (other than Section 8.17) of this Agreement, or any of the Security Documents; or

(d) The Borrower shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in Section 9.1(a) through Section 9.1(c)), and such default shall continue unremedied for a period of fifteen (15) consecutive days from the earlier of (i) the date of delivery by the Administrative Agent to the Borrower of notice of the occurrence of such default or (ii) the date on which an officer of the Borrower knew or should have known of such default; or

(e) The Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness or Guaranty Obligation in an outstanding principal amount (or with respect to Swap Contracts, the aggregate amount (giving effect to any Netting Agreements) that the Borrower or such Subsidiary would be required to pay if an early termination date or comparable event under such agreement were to occur at such time) of at least $250,000 individually or $500,000 in the aggregate with respect to all such Persons (other than the Loans or Reimbursement Obligations) beyond the period of grace (not to exceed fifteen (15) days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in the observance or performance of any other covenant or agreement or condition relating to any such Indebtedness or such Guaranty Obligation or Swap Contract (in each case involving the amounts specified in clause (i) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due and payable prior to its stated maturity or such Guaranty Obligation or obligations under such Swap Contract to become due and payable; or (iii) without limiting the foregoing, any such Indebtedness shall be declared to be due and payable, or required to be prepaid, other than by a regularly scheduled required payment or a mandatory prepayment, prior to its stated maturity, or an early termination date (or comparable event) occurs with respect to any such Swap Contract; or

(f) (i) The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which

(A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) , or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) a Plan of the Borrower shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) or (ii) an ERISA Event shall have occurred or (iii) any Person shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor or (iv) the Borrower or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 of the Code on or before the due date for such installment or other payment (taking into account any extensions granted) or (v) the Borrower or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto (taking into account any extensions granted), and, in the event of the occurrence of any of the events described in clauses (i) through (v) above, there shall result from any such event or events either a liability or a material risk of incurring a liability which is reasonably expected to have a Material Adverse Effect;

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate with respect to the Borrower and its Subsidiaries a liability of $250,000 or more, individually, or $1,000,000 or more, in the aggregate, to the extent such judgments or decrees aggregating in excess of such amount shall not have been discharged, vacated, satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i) Any of the Security Documents or any Lien thereunder shall terminate or cease, for any reason, to be in full force and effect, or the Borrower shall so assert, (ii) the Lien created by any of the Security Documents shall fail to constitute (A) a Perfected Lien on all right, title and interest in the Collateral, which can be perfected by the filing of a Uniform Commercial Code financing statement or (B) a Perfected Lien on any Collateral included in the Borrowing Base at any time, subject to the existence of no other Liens, except Permitted Liens which may have priority or (iii) any condemnation or similar proceeding shall be brought in respect of any Collateral; or

(j) Any subordination provision of any Subordinated Debt shall cease, for any reason, to be in full force and effect, or the Borrower or any of its Subsidiaries shall so assert, unless such Subordinated Debt would, at all times thereafter, be otherwise permitted under Section 8.1 (other than under Section 8.1(d)); or

(k) Any guaranty of the Obligations shall cease, for any reason, to be in full force and effect or any guarantor of the Obligations shall so assert; or

(l) The Borrower or any Subsidiary shall be criminally indicted or convicted under any Law that would reasonably be expected to lead to a forfeiture of any Collateral; or

(m) Any Change of Control shall occur; or

(n) Any development, event or circumstance (including, without limitation, the termination of, or default under, any Material Contract) shall occur or exist that has a Material Adverse Effect;

then, and in any such event, (i) if such event is an Event of Default specified in Section 9.1(f) automatically the Commitments shall immediately terminate and the Loans and Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Credits have presented the documents required thereunder) shall immediately become due and payable, without notice, notice of intent to accelerate, presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower and (ii) if such event is any other Event of Default, either or both of the following actions may be taken: (x) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (y) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans and Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Credits have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, without further notice, notice of intent to accelerate, or presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

9.2 Cash Collateralization of Credit.

With respect to all outstanding Credits with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Credits. The Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Cash Collateral to secure all Obligations. Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of Reimbursement Obligations with respect to drafts drawn (or other documents presented for payment) under such Credits and Reducing LC Payments, and the unused portion thereof after all such Credits shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Credits shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or to whosoever is entitled thereto, promptly upon request of the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such Cash Collateral.

9.3 Application of Payments.

Except as expressly provided in this Agreement, all amounts received or recovered under this Agreement or any other Loan Document, the exercise of remedies by the Administrative Agent or the Collateral Agent under any of the Loan Documents, liquidation of collateral or otherwise, shall be applied for the benefit of the Secured Parties on a pro rata basis from and after the date hereof or as otherwise provided in the Swap Intercreditor Agreement.

SECTION 10. THE AGENTS

10.1 Appointment.

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (each an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for the validity, enforceability, perfection or priority of any Lien purported to be granted to it or the Collateral Agent under the Loan Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of the Borrower.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, e-mail, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation, or transfer thereof shall have been filed with the Administrative Agent.

The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or as otherwise required by Section 11.1 and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or as otherwise required by Section 11.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders in accordance with Section 9.1 or as otherwise reasonably directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any audit, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to extend credit to the Borrower hereunder and enter into this Agreement. Each Lender also represents that it shall, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to monitor the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7 Indemnification.

The Lenders agree to indemnify each of the Administrative Agent and the Collateral Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the LC Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s or Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the LC Obligations.

10.8 Administrative Agent in Its Individual Capacity.

The Administrative Agent and its Affiliates may make loans and other extensions of credit to, accept deposits from, and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans and other Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9 Successor Agent.

Any Agent may resign as Agent upon thirty (30) days notice to the Lenders and the Borrower. If an Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which successor Agent shall be approved by the Borrower (unless a Default or Event of Default shall have occurred and then be continuing), such approval not to be unreasonably withheld, whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Administrative Agent” or “Collateral Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations. If no successor Agent has accepted appointment as Agent by the date which is ten (10) days following a retiring Agent’s notice of resignation, the retiring Agent may, in its sole discretion, either continue to act as Agent hereunder and under the Loan Documents or assign all of its rights and delegate all of its obligations hereunder and under the Loan Documents to the Lenders. After any retiring Agent’s resignation under the Loan Documents as Agent, or assignment and delegation pursuant to the preceding sentence, the provisions of this SECTION 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent and shall survive the payment of the Notes and other Obligations and termination of this Agreement.

10.10 Collateral Matters.

(a) The Collateral Agent is hereby appointed as Collateral Agent and authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders on behalf of themselves and their respective Affiliates irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Collateral Agent, termination or Cash Collateralization of all Credits and termination of all Commitments; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by all of the Lenders or the Required Lenders in accordance with Section 11.1. Upon request by the Collateral Agent at any time, the Lenders shall confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10(b), provided, that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 10.10.

(c) The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

(d) The Collateral Agent and the Issuing Lenders shall be entitled to all rights, indemnities, and limitations on liability under this SECTION 10 available to the Administrative Agent to the same extent as if each reference to the Administrative Agent in this SECTION 10 were a reference to the Collateral Agent and the Issuing Lenders.

10.11 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “lead arranger” or “sole book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.12 Intercreditor Agreements.

(a) Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into each Repurchase Intercreditor Agreement and the Term Intercreditor Agreement on its behalf and agrees to be bound by the terms thereof.

(b) The Borrower hereby authorizes the Administrative Agent and the Collateral Agent (i) to deliver to any creditor party to each Swap Intercreditor Agreement, copies of Borrowing Base Reports and all schedules and amendments thereto and (ii) allow any such creditor to have access to Debtdomain or other websites used for posting financial or other information of the Borrower and its Subsidiaries.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of payment of principal of any Loan or Reimbursement Obligation hereunder, or reduce the stated rate or amount of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or extend the expiration date of any Lender’s Commitment or amend, modify or waive any provision of Section 4.8, in each case without the consent of each Lender directly affected thereby, or

(ii) amend or modify the definition of “Commitment Period” or “Termination Date”, or any provision of Section 11.17, without the written consent of all of the Lenders, or

(iii) increase the Commitment or the Commitment Percentage of any Lender, without the written consent of such Lender, or

(iv) amend the definition of “Borrowing Base” or the definition of any component thereof, without the written consent of all of the Lenders or such lesser number or percentage of Lenders as set forth in the applicable definition, or

(v) amend, modify or waive any provision of this Section 11.1, or amend, modify or waive any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or to make any determination or grant any consent hereunder, or change the percentage specified in the definition of Required Lenders, or amend or modify Sections 3.6, 4.11, 11.7(a) or any other provision of any Loan Document which amendment or modification shall have the effect of modifying the pro rata treatment of payments to or disbursements by the Lenders thereunder, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release the Borrower or any Subsidiary Guarantor (except such releases as are expressly permitted under this Agreement) in each case without the written consent of all of the Lenders, or

(vi) amend, modify or waive any provision of SECTION 10 or other provision which affects the rights or duties of the Administrative Agent without the written consent of the then Administrative Agent or the final sentence of Section 10.9 without the written consent of any former Administrative Agent, or

(vii) without the written consent of each Issuing Lender, amend, modify or waive (i) any provision of SECTION 3, Section 4.12, Section 4.13, Section 4.14, Section 4.17(b), Section 11.5, and Section 11.6(c), (ii) the definition of “Cash Collateralize” or any defined term used in such definition ,or (iii) any other provision which affects the rights or duties of the Issuing Lenders; or

(viii) without the written consent of the Swing Line Lender, amend, modify, or waive any provision of Section 2.3, Section 4.13, Section 4.14, Section 4.17(a), Section 11.5, and Section 11.6(c) or any other provision which affects the rights or duties of the Swing Line Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents, and all future holders of the Loans and other Obligations. In the case of any waiver, to the extent provided in such waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon; or

(ix) release, without the written consent of all the Lenders, any Collateral, if the release of such Collateral would cause the aggregate outstanding Extensions of Credit to exceed the Borrowing Base.

(b) Notwithstanding anything to the contrary herein, any Lender that is a Defaulting Lender shall not have any right to approve or disapprove of any amendment, waiver or consent hereunder; provided, however, except as otherwise provided in Section 4.17, (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the Commitment Percentage of such Defaulting Lender may not be increased without the consent of such Defaulting Lender, and (iii) no payment to such Defaulting Lender shall be decreased or postponed without the consent of such Defaulting Lender.

(c) Notwithstanding the foregoing provision of this Section 11.1, (i) the Fee Letters may be amended, modified or waived in a writing executed by only the parties thereto and (ii) Schedule 1.0A, Schedule 1.0C, Schedule 1.0D, Schedule 1.0E, Schedule l.0F, Schedule 1.0G, or Schedule 1.0H may be amended or modified with the written consent of the Administrative Agent, the Required Lenders, and the Borrower. The following procedure may be used, in the sole discretion of the Administrative Agent, in connection with any and all amendments or modifications requested by the Borrower to Schedule 1.0A, Schedule 1.0C, Schedule 1.0D, Schedule 1.0E, Schedule l.0F, Schedule 1.0G, or Schedule 1.0H: (x) the Borrower shall deliver a written request to the Administrative Agent, which request shall be provided by the Administrative Agent to the Lenders through posting on Debtdomain or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within five (5) Business Days after receipt of notice from the Administrative Agent; provided, that failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be approval of such requested amendment or modification by such Lender.

(d) If any Lender shall not have responded with its approval or disapproval of any request hereunder with respect to modification or acceptance of any Approved Commodity Contract Counterparty, Approved Repurchase Contract Counterparty, or Counterparty Limit within five (5) Business Days after the written request for such approval from the Administrative Agent or the Required Lenders, as the case may be, then such Lender shall be deemed to have approved such request.

11.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) in the case of delivery by hand or by mail, upon receipt, or (ii) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.0B in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Green Plains Grain Company LLC 450 Regency Parkway, Suite 400 Omaha, Nebraska 68114 Attention: Mr. Jerry Peters Fax: 402-884-8776 Phone: 402-315-1603 Email: jerry.peters@gpreinc.com with copies to:

Green Plains Renewable Energy, Inc.

450 Regency Parkway, Suite 400

Omaha Nebraska 68114

Attention: Michelle Mapes, EVP-General Counsel &

Corporate Secretary

Fax: 402.884.8776

Phone: 402.315.1629

Email: michelle.mapes@gpreinc.com

The Administrative Agent:	BNP Paribas 15455 N. Dallas Parkway, Suite 1400 Addison, Texas 75001 Attention: Jeff Millican Fax: 214.969.9332 Phone: 214.866.2536 Email: jeff.millican@us.bnpparibas.com

with a copy to:	Patton Boggs LLP 2000 McKinney Avenue, Suite 1700 Dallas, Texas 75201 Attention: Scott Wallace, Esq. Fax: 214.758.1550 Phone: 214.758.1520 Email: swallace@pattonboggs.com provided, that any notice, request or demand after 5:00 p.m. local time shall not be deemed received until 9:00 a.m. local time the following Business Day.

(b) Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto and to obtain consents to amendments or modifications pursuant to the final sentence of Section 11.1(c) and, except as set forth above, may not be used to deliver any notice hereunder.

(c) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic and email notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by Law.

11.4 Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate, or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans, the issuance and provision of Credits and other Extensions of Credit hereunder.

11.5 Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and each Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or any restructuring or “work-out” related hereto and thereto, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent following the occurrence and during the continuance of a Default or an Event of Default, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender and the Agents, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) and other professional and settlement costs of each Lender, each Issuing Lender and Agent, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, the issuance or providing of each Credit, the making of each Loan and the use by the Borrower of proceeds of each Loan and Credit, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Law applicable to the operations of the Borrower, any of its Subsidiaries, or any of the properties of such Persons (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section 11.5 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns, except that, other than as expressly provided for herein, the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by the Borrower without such consent of each Lender shall be null and void).

(b) Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”) without the consent of any party hereto, provided, that the proposed Participant shall provide a tax form in accordance with Section 4.14(f) (if applicable) establishing (or otherwise establish to the Borrower’s satisfaction) a rate of U.S. withholding tax with respect to all payments received or to be received by the proposed Participant under each of the Loan Documents as of the date of the proposed Participation not in excess of the rate of U.S. withholding tax imposed upon the selling Lender as of the date of the proposed Participation. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender shall deliver the information provided for in the last sentence of Section 11.6(d), such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation, Commitment or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that its consent or approval is required to be obtained by a Lender under the applicable participation agreement with such Participant for any such amendment, waiver or consent that would reduce the principal of, or the stated rate or amount of interest on, the Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such Participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.13, 4.14, and 4.15 with respect to its participation in the Commitments and the Loans and other Extensions of Credit outstanding from time to time as if it were a Lender; provided, that in the case of Section 4.14, such Participant shall have complied with the requirements of said Section.

(c) Any Lender may, in accordance with applicable Law, at any time and from time to time assign to any Person, (x) in the case of such Person that is not a Lender or an Affiliate of a Lender, with the consent of the Administrative Agent, each Issuing Lender, the Swing Line Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, and (y) in the case of such Person that is a Lender or an Affiliate of a Lender, with the consent of the Administrative Agent, each Issuing Lender and the Swing Line Lender (such assignee, an “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender, each Issuing Lender, the Administrative Agent and Swing Line Lender (and, in the case of an assignment to a Person that is not already a Lender, so long as no Default or Event of Default has occurred and is continuing, the Borrower) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that the consent of the Borrower (if necessary) shall not be unreasonably withheld, conditioned or delayed; provided, further, that it shall be deemed reasonable for the Borrower to withhold, condition, or delay such consent to an Assignment and Acceptance if the proposed Assignee does not provide a tax form in accordance with Section 4.14(f) establishing (or otherwise establish to the Borrower’s satisfaction) a rate of U.S. withholding tax with respect to all payments received or to be received by the proposed Assignee under each of the Loan Documents as of the date of the proposed Assignment not in excess of the rate of U.S. withholding tax imposed upon the assigning Lender as of the date of the proposed Assignment; provided, further, that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than in the case of (a) an assignment of all of a Lender’s interests under this Agreement or (b) an assignment by a Lender to its Affiliate), unless otherwise agreed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (such amount to be aggregated in respect of assignments by any Lender and the Affiliates thereof), and (ii) if applicable, each Assignee shall comply with the provisions of Section 4.14(f) (and such Assignee shall not be entitled to the benefits of Section 4.14 unless such Assignee complies with such Section 4.14(f), if applicable). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(b).

(d) Pursuant to Section 4.6(c), the Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a record of each Participation and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees, successors and Participants) and the Commitment of each Lender; the amount of each Loan made by it hereunder, any Note evidencing such Loan, the maturity date thereof and the Interest Period, if any, applicable thereto and the Type thereof; such Lender’s participation in each Credit issued hereunder and the expiration thereof, and the Type of such Loan or Credit; the amount of any principal or interest due and payable or to become due and payable from the Borrower to such Lender hereunder; and such Lender’s share of the amount of any sum received by the Administrative Agent hereunder from the Borrower. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. If any Lender sells a Participation as described in Section 11.6(b), it shall provide to the Administrative Agent on behalf of the Borrower, or maintain as agent of the Borrower, the information described in this paragraph and permit the Borrower to review such information as reasonably needed for the Borrower to comply with its obligations under this Agreement or under any applicable Law or governmental regulation or procedure.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the applicable Assignee, each Issuing Lender, the Swing Line Lender, and the Administrative Agent and, if required hereunder, the Borrower, together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, provided, that such Participant, Assignee or prospective Transferee shall have agreed in writing to be bound by the provisions of Section 11.6.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans, Reimbursement Obligations and other Extensions of Credit and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan, Note or Reimbursement Obligation to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party, provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Loans or Reimbursement Obligations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Revolving Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; except that with respect to any Lender that is a Defaulting Lender by virtue of such Lender failing to fund its Commitment Percentage of any Revolving Loan, Swing Line Loan, LC Obligation, or participation therein, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s Commitment Percentage; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the Benefited Lender, to the extent of such recovery, but without interest and (ii) the provisions of this Section 11.7(a) shall not be construed to apply to (x) any payment made pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 4.1 and Section 4.11 and the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in or other interest in any of its Loans and Reimbursement Obligations. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loan or Reimbursement Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts.

This Agreement, the Loan Documents and all amendments thereof may be executed by one or more of the parties to this Agreement or the Loan Documents, as applicable, on any number of separate counterparts (including by email, facsimile, or pdf transmission of signature pages hereto or thereto), and all of said counterparts of each such instrument taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration.

This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF).

11.12 Service of Process; Submission to Jurisdiction; Waivers.

Each of the Borrower, the Agents, and the Lenders hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the U.S. federal courts in the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or any claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process on the Borrower in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive, or consequential damages.

11.13 Acknowledgements.

(a) The Borrower and the Lenders hereby acknowledge that they have been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Loan Documents.

(b) The Borrower further acknowledges that:

(i) none of the Administrative Agent, the Collateral Agent or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower on the one hand, and the Administrative Agent, the Collateral Agent or any Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(ii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.

11.14 WAIVER OF JURY TRIAL.

THE BORROWER, THE AGENTS, AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15 Patriot Act/OFAC.

Each of the Agents and the Lenders hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the terms of the Patriot Act. In addition, and without limiting the foregoing, the Borrower shall (a) ensure, and cause each of its Subsidiaries to ensure, that neither the Borrower nor any Person who owns a controlling interest in or otherwise controls the Borrower or any of its Subsidiaries (directly or indirectly) is or shall be a Person with whom any Agent or Lender is restricted from doing business under (i) regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) including, without limitation, any person listed on the Specifically Designated Nationals and Blocked Person List maintained by OFAC (or any similar list maintained by OFAC, collectively, the “OFAC List”), or (ii) any similar regulations, statutes, laws, lists, or executive orders established or promulgated by the United States government or any agency thereof (the regulations, statutes, laws, lists and executive orders referred to in clauses (i) and (ii) above are collectively referred to as the “Regulations”); (b) not use or permit the issuance of Credits or use of the proceeds of any Loans or other Extensions of Credit in a manner that would violate any Regulations; and (c) not, directly or indirectly, conduct any business with or engage in any transaction with any Person named on the OFAC List, any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with, any Person named on the OFAC List, or any other Person with whom the Borrower is restricted from doing business under any Regulations. If the Borrower obtains any actual knowledge or receives any written notice that the Borrower, any of its Affiliates or any Subsidiary is named on the OFAC List (an “OFAC Event”), the Borrower shall (i) promptly give written notice to the Administrative Agent of such OFAC Event and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the Person included on the OFAC List is located within the jurisdiction of the United States of America), including the Regulations, and the Borrower hereby authorizes and consents to the Agents and Lenders taking any and all steps the Agents and Lenders deem necessary, in the Agents’ and Lenders’ sole discretion, to avoid violation of all applicable Laws with respect to any such OFAC Event, including the requirements of the Regulations (including the freezing and/or blocking of assets and reporting such action to OFAC).

11.16 Confidentiality.

(a) Subject to the terms of Section 11.6(f), each Lender shall keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, “Representatives”) to keep confidential), all information that such Lender receives from or on behalf of the Borrower, other than information that is identified by the Borrower as being non-confidential information (all such information that is not so identified being “Confidential Information”).

(b) Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender (the affected Lender being, the “Disclosing Party”) (i) to its Affiliates and (ii) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission (any such Person being a “Regulatory Authority”), in each case having or asserting jurisdiction over the Disclosing Party, provided, that prior to any such disclosure compelled by judicial process or pursuant to a formal investigation, the Disclosing Party, to the extent that it is permitted by applicable Law to do so, shall give the Borrower prompt written notice upon its receipt of any such judicial process or of the existence of any such requirement of Law, regulation or request except in the case of examination by regulatory authority or self-regulatory organizations so that the Borrower may object to the assertion of jurisdiction by such Regulatory Authority or seek a protective order or other appropriate remedy, and the Disclosing Party shall, at the expense of the Borrower, use reasonable efforts to cooperate with the Borrower in seeking to object to the assertion of jurisdiction of such Regulatory Authority or obtain such protective order or other appropriate remedy.

(c) The obligations of each Lender and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to any Confidential Information which, as of the date of disclosure to such Lender or its Representatives, is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of such Lender or its Representatives hereunder, or any information that was or becomes available to such Lender or its Representatives from a person or source that is not, to the knowledge of such Lender or its Representatives after due inquiry, bound by a confidentiality agreement with the Borrower or otherwise prohibited from transferring such information to such Lender or its Representatives, or any information which was or becomes available to such Lender or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of such Person.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Lender may disclose to its Affiliates, and all Persons may disclose to any and all Persons, without limitation of any kind, the U.S. federal, State or local tax treatment of the Loans, Credits, other Extensions of Credit or any of the transactions contemplated by this Agreement or any other Loan Document (collectively, the “Transactions”), any fact that may be relevant to understanding the U.S. federal, State or local tax treatment of the Transactions and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, State or local tax treatment, other than the name of or identifying information with respect to any party identified herein or in any other Loan Document or any pricing terms (including the Applicable Margin) or other nonpublic business or financial information (including Collateral value and financial covenants) that is unrelated to the U.S. federal, State or local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, State or local tax treatment of the transaction, without the prior consent of the Administrative Agent.

11.17 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations provided by the Agents and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 11.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will, without duplication, make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 11.17 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advances made or credit issued under or pursuant to this Agreement, notice of the occurrence of any Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Agent or Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Agent or Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 11.17 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this

Section 11.17, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 11.17 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 11.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, or similar proceeding with respect to Borrower, Agent, or Lender.

(f) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any Agent or Lender with respect to any of the Obligations or otherwise, until such time as all of the Obligations have been paid in full in cash, each Letter of Credit has expired or terminated, and the Commitments have terminated. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents or Swap Contracts are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g) Each Borrower hereby agrees that the payment of any amounts due with respect to the Obligations owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers or managers as of the day and year first above written.

BORROWER:

GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company

By:	GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation, its sole Member

	By:	/s/ Jerry Peters
	Name:	Jerry Peters
	Title:	Chief Financial Officer

GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company

By:	GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company, its sole Member

	By:	/s/ Jerry Peters
	Name:	Jerry Peters
	Title:	Chief Financial Officer

GREEN PLAINS ESSEX INC., an Iowa corporation

By:	/s/ Jerry Peters
Name:	Jerry Peters
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

BNP PARIBAS

By:	/s/ Stephen R. Staples, Jr.
Name:	Stephen R. Staples, Jr.
Title:	Managing Director

By:	/s/ Jeffry S. Millican
Name:	Jeffry S. Millican
Title:	Director

ISSUING LENDER:

BNP PARIBAS

By:	/s/ Stephen R. Staples, Jr.
Name:	Stephen R. Staples, Jr.
Title:	Managing Director

By:	/s/ Jeffry S. Millican
Name:	Jeffry S. Millican
Title:	Director

SWING LINE LENDER:

BNP PARIBAS

By:	/s/ Stephen R. Staples, Jr.
Name:	Stephen R. Staples, Jr.
Title:	Managing Director

By:	/s/ Jeffry S. Millican
Name:	Jeffry S. Millican
Title:	Director

LEAD ARRANGER AND SOLE BOOKRUNNER:

BNP PARIBAS SECURITIES CORP.

By:	/s/ Brian S. Hunnicutt
Name:	Brian S. Hunnicutt
Title:	Managing Director

SYNDICATION AGENT: RABO AGRIFINANCE, INC.

By:	/s/ Shirley L. Dobbs
Name:	Shirley L. Dobbs
Title:	Vice President

DOCUMENTATION AGENT: ABN AMRO CAPITAL USA LLC

By:	/s/ Laurence Guguen
Name:	Laurence Guguen
Title:	Director

By:	/s/ Mechel Van der kloor
Name:	Mechel Van der kloor
Title:	Director

LENDERS: BNP PARIBAS

By:	/s/ Stephen R. Staples, Jr.
Name:	Stephen R. Staples, Jr.
Title:	Managing Director

By:	/s/ Jeffry S. Millican
Name:	Jeffry S. Millican
Title:	Director

BANK OF THE WEST as a Lender

By:	/s/ Charles Greenway
Name:	Charles Greenway
Title:	Vice President

By:	/s/ Charlos C. Jou
Name:	Charlos C. Jou
Title:	Vice President

ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Laurence Guguen
Name:	Laurence Guguen
Title:	Director

By:	/s/ Mechel Van der kloor
Name:	Mechel Van der kloor
Title:	Director

RABO AGRIFINANCE, INC., as a Lender

By:	/s/ Shirley L. Dobbs
Name:	Shirley L. Dobbs
Title:	Vice President

FARM CREDIT BANK OF TEXAS, as a Lender

By:	/s/ Alan Robinson
Name:	Alan Robinson
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Scott Meradith
Name:	Scott Meradith
Title:	Vice President

MACQUARIE BANK LIMITED, as a Lender

By:	/s/ Linda Evans
Name:	Linda Evans
Title:	Division Director

By:	/s/ Shannon Spriggs
Name:	Shannon Spriggs
Title:	Associate Director

AGCOUNTRY FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ James Baltezore
Name:	James Baltezore
Title:	Vice President

BOKF, N.A. dba BANK OF OKLAHOMA, as a Lender

By:	/s/ Christopher K. Porter
Name:	Christopher K. Porter
Title:	SVP